Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Version

Amended and Restated

Ex-US Commercialization Agreement

This Amended and Restated Ex-US Commercialization Agreement is entered into as of February 28, 2018 (the “Restatement Date”)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche”)

on the one hand

and

Foundation Medicine, Inc.

with an office and place of business at 150 Second Street, Cambridge, Massachusetts 02141

(“FMI”)

on the other hand.

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Table of Contents

1.	Definitions		1
	1.1	[…***…] Region	1
	1.2	Affiliate	1
	1.3	Agreement	2
	1.4	Agreement Term	2
	1.5	Allocable Overhead Expenses	2
	1.6	Applicable Law	2
	1.7	Business Day	2
	1.8	Calendar Quarter	2
	1.9	Calendar Year	3
	1.10	Commercial Launch or Commercially Launch(ed)	3
	1.11	Commercially Reasonable Efforts	3
	1.12	Confidential Information	3
	1.13	Control	3
	1.14	Core Countries	4
	1.15	Cost of Services	4
	1.16	Cover	4
	1.17	Critical Core Countries	4
	1.18	Dedicated Sales Force	4
	1.19	Effective Date	5
	1.20	EMA	5
	1.21	EU	5
	1.22	Existing Third Party Rights	5
	1.23	FDA	5
	1.24	FMI Know-How	5
	1.25	FMI Patent Rights	5
	1.26	FMI Territory	5
	1.27	FMI Trademarks	5
	1.28	FTE	5
	1.29	GAAP	5
	1.30	Gross Margin	5
	1.31	HSR	5
	1.32	IFRS	6
	1.33	Initial Filing	6
	1.34	Initial Launch	6
	1.35	Insolvency Event	6
	1.36	Invention	6
	1.37	JMC	6
	1.38	JOC	6
	1.39	Know-How	6
	1.40	MSL	6
	1.41	Net Sales	6
	1.42	[…***…] Region	7
	1.43	Non-Regulated Market	7
	1.44	[…***…] Region	7
	1.45	Party	7
	1.46	Patent Rights	7
	1.47	Post Approval Plan	7

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	1.48	Product	7
	1.49	Quality Standards	8
	1.50	Region	8
	1.51	Regulated Market	8
	1.52	Regulatory Approval	8
	1.53	Regulatory Authority	8
	1.54	Roche Group	8
	1.55	Roche Region	8
	1.56	Sales	9
	1.57	Sublicensee	9
	1.58	Subsequent Claim Filing	9
	1.59	Tactical Plan	9
	1.60	Territory	10
	1.61	Territory Revision Event	10
	1.62	Third Party	10
	1.63	Transitional Services Agreement	10
	1.64	US	10
	1.65	US$	10
	1.66	Additional Definitions	10
2.	Licenses and Exclusivity		13
	2.1	Licenses	13
	2.2	Exclusive Right to Commercialize Products	13
	2.3	Product Specifications; Modifications	14
3.	Right to Include Future Products		14
4.	Governance		15
	4.1	Joint Management Committee	15
	4.2	Joint Operational Committee	15
	4.3	Members	15
	4.4	Responsibilities of the JOC	15
	4.5	Meetings	16
	4.6	Minutes	16
	4.7	Decisions	17
	4.8	Information Exchange	17
	4.9	Joint Operational Teams	17
	4.10	Alliance Director	17
	4.11	Limitations of Authority	18
	4.12	Expenses	18
	4.13	Lifetime	18
5.	Supply		18
6.	Regulatory		19
	6.1	Responsibility	19
	6.2	Clinical Trials	22
	6.3	Reporting Adverse Events	23
	6.4	Reimbursement	23
7.	Commercialization		24
	7.1	Strategies	24
	7.2	Sales	24
	7.3	F1CDx Initial Launch Plan, Subsequent Claim Filings, and Non-Regulated Updates	24
	7.4	Additional Responsibilities	26

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	7.5	Branding and Pricing	31
	7.6	Product Promotional Materials and Promotional Obligations	31
	7.7	F1CDx Report	31
8.	Payment		32
	8.1	General	32
	8.2	Costs of Services	32
	8.3	Royalty Payments and Sales Milestones	33
	8.4	Disclosure of Payments	36
9.	Accounting and Reporting		36
	9.1	Timing of Payments	36
	9.2	Late Payment	36
	9.3	Method of Payment	36
	9.4	Currency Conversion	36
	9.5	Reporting	36
10.	Taxes		36
11.	Auditing		37
	11.1	Right to Audit	37
	11.2	Audit Reports	37
	11.3	Over-or Underpayment	37
	11.4	Duration of Audit Rights	38
12.	Intellectual Property		38
	12.1	Ownership of Inventions	38
	12.2	Trademarks and Labeling	38
	12.3	Prosecution of Patent Rights	39
	12.4	Patent Coordination Team	39
	12.5	Infringement	39
	12.6	Defense	39
	12.7	Common Interest Disclosures	39
13.	Representations and Warranties		39
	13.1	FMI Representations and Warranties	39
	13.2	Mutual Representations of the Parties	40
14.	Indemnification		41
	14.1	Indemnification by Roche	41
	14.2	Indemnification by FMI	41
	14.3	Procedure	42
15.	Liability		42
	15.1	Disclaimer	42
16.	Obligation Not to Disclose Confidential Information		42
	16.1	Non-Use and Non-Disclosure	42
	16.2	Permitted Disclosure	42
	16.3	Press Releases	42
	16.4	Publications	43
	16.5	Commercial Considerations	43
17.	Term and Termination		44
	17.1	Commencement and Term	44
	17.2	Termination	44
	17.3	Consequences of Termination and Expiration	45
	17.4	Survival	48
18.	Bankruptcy		48

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19.	Miscellaneous		49
	19.1	Governing Law	49
	19.2	Disputes	49
	19.3	Arbitration	49
	19.4	Assignment	50
	19.5	Compliance with Applicable Law	50
	19.6	Debarment	51
	19.7	Independent Contractor	51
	19.8	Unenforceable Provisions and Severability	51
	19.9	Waiver	51
	19.10	Appendices	51
	19.11	Entire Understanding	52
	19.12	Amendments	52
	19.13	Invoices	52
	19.14	Notice	52
	19.15	Subcontractors	52
	19.16	Force Majeure	53
	19.17	Rules of Construction	53

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Amended and Restated Ex-US Commercialization Agreement

WHEREAS, FMI has certain products that it currently commercializes, and additional products that it would like to commercialize in the future, either by itself or through a collaborator;

WHEREAS, Roche has expertise in the commercialization of pharmaceutical and diagnostic products; and

WHEREAS, pursuant to that certain Ex-Us Commercialization Agreement, effective as of April 7, 2015 (as amended, the “Original Agreement”), Roche and FMI agreed to collaborate on the commercialization of certain FMI products outside of the US;

WHEREAS, concurrently with the Original Agreement, Roche and FMI entered into that certain transaction agreement which provided, among other things, for Roche to acquire a majority ownership of FMI upon the terms and subject to the conditions set forth therein (as it may be amended from time to time, the “Transaction Agreement”); a related investor rights agreement (as it may be amended from time to time, the “Investor Rights Agreement”); that certain United States education collaboration agreement pursuant to which Roche agreed to work with FMI in the United States to educate relevant persons on next generation sequencing and/or comprehensive genomic profiling technology (as it may be amended from time to time, the “US Education Collaboration Agreement”); that certain collaboration agreement pursuant to which Roche agreed to collaborate with FMI on the development of genomic testing platforms (as it may be amended from time to time, the “Collaboration Agreement”); and that certain master IVD collaboration agreement pursuant to which Roche and FMI agreed to establish a framework for a collaboration to develop, manufacture, distribute, and commercialize IVD Kit Products (as defined  therein) (as it may be amended from time to time, the “Master IVD Collaboration Agreement” and, together with the US Education Collaboration Agreement and the Collaboration Agreement, the “Related Agreements”);

WHEREAS, FMI and Roche intend that assays and other products generated under the Collaboration Agreement will be commercialized in accordance with this Agreement; and

WHEREAS, FMI and Roche desire to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	[…***…] Region

The term “[…***…] Region” shall mean the […***…].

1.2	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business

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entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”), shall not be deemed an Affiliate of Roche unless Roche provides written notice to FMI of its desire to include Chugai as an Affiliate of Roche. Moreover, FMI and its Affiliates existing as of the Restatement Date shall not be deemed Affiliates of Roche and its Affiliates existing as of the Restatement Date, and Roche and its Affiliates existing as of the Restatement Date shall not be deemed Affiliates of FMI and its Affiliates existing as of the Restatement Date. Affiliates coming into existence after the Restatement Date shall be classified by the Parties as either Roche Affiliates or FMI Affiliates for the purposes of this Agreement.

1.3	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.4	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 17, expiring five (5) years from the Effective Date (“Initial Term”) unless extended by Roche in writing at least […***…] prior to the expiration of the Initial Term (or any Renewal Term) (i) in its entirety, (ii) on a country-by-country, Region by Region and/or Product-by-Product basis, or (iii) by mutual agreement of the Parties, in each case for additional two (2) year periods (each a “Renewal Term”) during any period of time in which the Aggregate Ownership Percentage (as defined in the Investor Rights Agreement) of Roche and its Affiliates is at least 50.1% (it being understood that this requirement is subject to Section 4.04 of the Investor Rights Agreement).

1.5	Allocable Overhead Expenses

The term “Allocable Overhead Expenses” shall mean costs incurred by a Party for its account which are attributable to the Party’s supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead Expenses shall not include any costs attributable to general corporate activities including executive management, investor relations, business development, legal affairs and finance.

1.6	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.7	Business Day

The term “Business Day” shall mean 9:00 a.m. to 5:00 p.m. local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland, New Jersey or Massachusetts.

1.8	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

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1.9	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first Calendar Year of the Agreement Term, which shall begin on the Effective Date and end on December 31.

1.10	Commercial Launch or Commercially Launch(ed)

The term “Commercial Launch” or “Commercially Launch(ed)” shall mean a commercial launch of a particular Product, which shall at a minimum require at least commercial scale sales, marketing and promotional activities using Commercially Reasonable Efforts.

1.11	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in a sustained manner consistent with the efforts that Roche or FMI, as applicable, devotes at the same stage of development or commercialization, as applicable, for its own products with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.12	Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)

was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,
(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,
(iv)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information, or
(vi)	is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.13	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

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1.14	Core Countries

The term “Core Countries” shall mean […***…].  The term “Core Countries” may be updated, without further amendment to this Agreement, to include additional countries approved by the JOC.

1.15	Cost of Services

The term “Cost of Services” means, as applicable to a Product, FMI’s costs incurred in connection with sample preparation, sequencing, data analysis, medical curation and report generation for such Product (collectively, “Service Activities”), equal to […***…]. The Cost of Services shall be calculated in accordance with GAAP or IFRS, as applicable, and as consistently applied by FMI in preparing its audited consolidated financial statements. FMI shall be solely responsible for all capital costs incurred in connection with providing the Service Activities for Products for use in the Territory, including without limitation building out capacity for such Products, provided that depreciation for any equipment used to provide the Service Activities will be included in the Cost of Services to the extent allocable to a Product in a manner consistent with FMI’s internal and external accounting principles as consistently applied. Except as provided for in Section 8.2, Cost of Services will not include any transfer pricing mark-up. For clarity, any given deduction utilized in calculating Cost of Services (including the components thereof) shall be taken only once.

Notwithstanding the foregoing, to the extent the Parties have agreed to other calculations for the Cost of Services in a given country in the Territory, the Cost of Services in such country in the Territory shall be governed by the separate terms agreed to between the Parties.

1.16	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a valid claim in the absence of a license under the Patent Rights to which such valid claim pertains. The determination of whether a compound, formulation, process or product is covered by a particular valid claim shall be made on a country-by-country basis. As used in the previous sentence, “valid claim” means, with respect to a particular country a claim in an issued and unexpired patent that has not lapsed or been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding.

1.17	Critical Core Countries

The term “Critical Core Countries” shall mean […***…].  The term “Critical Core Countries” may be updated, without further amendment to this Agreement, to include additional countries approved by the JOC.

1.18	Dedicated Sales Force

The term “Dedicated Sales Force” shall mean a Roche sales force promoting F1CDx that (i) does not promote, and is prohibited from promoting, any oncology therapeutics and (ii) is not directly, on an individual basis or on a Roche sales force promoting F1CDx basis, compensated or financially incentivized by sales of oncology therapeutics.

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1.19	Effective Date

The term “Effective Date” shall mean the effective date of the Collaboration Agreement.

1.20	EMA

The term “EMA” shall mean the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.21	EU

The term “EU” shall mean the European Union and all its then-current member countries.

1.22	Existing Third Party Rights

The term “Existing Third Party Rights” shall mean any Third Party rights granted by FMI to such Third Party relating to the Products in the Territory under an agreement with FMI existing as of the Effective Date. The Existing Third Party Rights are listed in Appendix 1.22.

1.23	FDA

The term “FDA” shall mean the US Food and Drug Administration.

1.24	FMI Know-How

The term “FMI Know-How” shall mean the Know-How that FMI Controls at the Effective Date and during the Agreement Term.

1.25	FMI Patent Rights

The term “FMI Patent Rights” shall mean the Patent Rights that FMI Controls Covering a Product or its use.

1.26	FMI Territory

The term “FMI Territory” shall mean (i) the US, and (ii) any countries that have been removed from the Territory pursuant to the terms of this Agreement.

1.27	FMI Trademarks

The term “FMI Trademarks” shall mean all trademarks Controlled by FMI which are necessary or useful for use in connection with the commercialization of Products.

1.28	FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than one thousand eight hundred (1,800) working hours per year. In no circumstance can the work of any given person exceed one (1) FTE.

1.29	GAAP

The term “GAAP” shall mean US generally accepted accounting principles.

1.30	Gross Margin

The term “Gross Margin” shall mean Net Sales minus Cost of Services.

1.31	HSR

The term “HSR” shall mean the Hart-Scott-Rodino Antitrust Improvements Act.

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1.32	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.33	Initial Filing

The term “Initial Filing” shall mean the initial filing for the F1CDx platform in a Regulated Market to obtain Regulatory Approval for such product.

1.34	Initial Launch

The term “Initial Launch” shall mean: (a) as it relates to a Regulated Market, the Commercial Launch of F1CDx in such country following an Initial Filing and (b) as it relates to a Non-Regulated Market, the Commercial Launch of F1CDx in such country following delivery of FMI’s F1CDx Launch Notice.

1.35	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.36	Invention

The term “Invention” shall mean an invention that is made, i.e., conceived and reduced to practice, in performance of activities under this Agreement.

1.37	JMC

The term “JMC” shall mean the joint management committee described in Article 6 of the Collaboration Agreement. If the Collaboration Agreement terminates before this Agreement, then the provisions of the Collaboration Agreement to the necessary to interpret or implement this Agreement shall be incorporated by reference into this Agreement.

1.38	JOC

The term “JOC” shall mean the joint operating committee as mentioned in the Collaboration Agreement and the US Education Collaboration Agreement, and described in Section 4.2.

1.39	Know-How

The term “Know-How” shall mean data, knowledge and information, including chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.40	MSL

The term “MSL” shall mean a medical science liaison.

1.41	Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period: […***…].

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1.42	[…***…] Region

The “[…***…] Region” shall mean all countries in the Territory excluding the […***…] Region and the […***…] Region.

1.43	Non-Regulated Market

The term “Non-Regulated Market” shall mean a market other than a Regulated Market.

1.44	[…***…] Region

The term “[…***…] Region” shall mean […***…].

1.45	Party

The term “Party” shall mean FMI or Roche, as the case may be, and “Parties” shall mean FMI and Roche collectively.

1.46	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.47	Post Approval Plan

The term “Post Approval Plan” shall mean the plan for regulatory (including the strategy with respect to Regulatory Approvals and reimbursement approvals for Products) and clinical activities associated with a Product in the Territory.

1.48	Product

The term “Product” shall mean (i) the FoundationOne® clinical diagnostic testing commercial product (the “FoundationOne Product” or “FoundationOne”) and the FoundationOne® Heme clinical diagnostic testing commercial product (“FoundationOne Heme” and, together with FoundationOne, collectively, “Initial Products”), (ii) the FoundationACT® clinical diagnostic testing commercial product (“FACT”, and together with the Initial Products, collectively, the “First Year Products”), (iii) the FoundationOne CDxTM clinical diagnostic testing commercial product (“FoundationOne CDx” or “F1CDx”) and (iv) any other clinical diagnostic testing commercial products developed under the Immunotherapy Testing Platform Development Program (as defined in the Collaboration Agreement), the ctDNA Platform Development Program (as defined in the Collaboration Agreement), or the CDx Development Program (as defined in the Collaboration Agreement), including, to the extent developed under any such development program under the Collaboration Agreement, any product that becomes subject to a Regulatory Approval by a Regulatory Authority in the US after the Restatement Date (clause (iv), subject to the terms of Section 8.3.5, collectively, “Collaboration Products”) and (v) any other products that the Parties mutually agree to include under this Agreement.  The term “Product” shall include associated Service Activities provided in connection with Sales, […***…].  For clarity, […***…] are excluded from the definition of a Product.

For clarity, the term “clinical diagnostic testing commercial product” as used in this Agreement specifically excludes the provision of any testing products or services related to research and development activities, including any activities related to the sale of diagnostic testing products and services to biopharmaceutical companies, or genomic profiling for clinical trials sponsored or

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otherwise funded by biopharmaceutical companies.  Nothing herein will exclude sales to clinicians for market development purposes in connection with Commercially Launching a Product in the Territory, on terms that are mutually agreed to by the Parties.

1.49	Quality Standards

The term “Quality Standards” shall mean (i) FMI’s standard specifications in accordance with Section 2.3, with respect to the Products and performance of Service Activities, which shall include technical specifications on such Product and standards for the validation of such Product, and (ii) Clinical Laboratory Improvements Amendments (CLIA) or Quality Standard Regulations (QSR) requirements, each as applicable to a Product, and other standards required by Applicable Laws in the Territory.

1.50	Region

The term “Region” shall mean the […***…] Region, the […***…] Region, and the […***…] Region.

1.51	Regulated Market

The term “Regulated Market” shall mean a market in the Territory in which Regulatory Approval is required in order to manufacture, have manufactured, sell, have sold, market (including place on the market or put into service), have marketed, import or have imported all or any portion of F1CDx, including any companion diagnostic claims.

1.52	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including, specifically in Japan, National Health Insurance price listing), licenses, registrations, authorizations, by any Regulatory Authority necessary to manufacture, have manufactured, sell, have sold, market (including place on the market or put into service), have marketed, import or have imported any Product in the Territory.

1.53	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the EMA, in any country involved in the granting of Regulatory Approval for the Product.

1.54	Roche Group

The term “Roche Group” shall mean collectively Roche and its Affiliates and Sublicensees.

1.55	Roche Region

The term “Roche Region” shall mean each of […***…] (each as defined below in this Section 1.55).

•	The “[…***…]” shall mean the country of […***…].
•	The “[…***…]” shall mean the country of […***…].
•	The “[…***…]” shall mean the countries of […***…].
•	The term “[…***…]” shall mean the countries […***…].

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•	The term “[…***…]” shall mean the countries of […***…].
•	The term “[…***…]” shall mean the countries of […***…].

For clarity, any countries listed in this Section 1.55 that are in the Territory but that the Parties have otherwise mutually agreed to exclude from the Virtual Gross Margin Calculation shall be excluded from the applicable Roche Region even if such country is otherwise listed in this Section 1.55.  Any countries in the Territory that are not otherwise listed in the definitions of the […***…], the […***…], the […***…], the […***…], the […***…], and the […***…] shall be assigned to a specific Roche Region by mutual agreement of the Parties.

1.56	Sales

The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

(i)	the amount stated […***…] for such period […***…]. This amount […***…] in such period reduced by […***…] taken in accordance […***…]:

[…***…]

[…***…]

[…***…]
[…***…]

[…***…]

For purposes of clarity, […***…] shall be excluded from “Sales”. Notwithstanding the foregoing, to the extent the Parties have agreed to other calculations for Sales in a given country in the Territory, the Sales in such country in the Territory shall be governed by the separate terms agreed to between the Parties.

(ii)	[…***…].

1.57	Sublicensee

The term “Sublicensee” shall mean a permitted entity to which Roche has licensed rights in accordance with Section 2.1.2 of this Agreement.

1.58	Subsequent Claim Filing

The term “Subsequent Claim Filing” shall mean any subsequent filing made following the Initial Filing to add any companion diagnostic claims to F1CDx not included in the Initial Filing, that requires Regulatory Approval, including any additional biomarkers added following the Initial Filing specifically in connection with the addition of any companion diagnostic claim included in such subsequent filing.

1.59	Tactical Plan

The term “Tactical Plan” shall mean the plan describing the tactics and logistics for marketing, promotion and sale of a Product in a specific country or Region, which shall address matters such as (i) annual minimum amounts of Product to be sold in such country or Region, (ii) details regarding the marketing support for the Products, and (iii) other activities to be conducted by either Party.

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1.60	Territory

The term “Territory” shall mean all countries of the world, excluding the FMI Territory.

1.61	Territory Revision Event

The term “Territory Revision Event” shall mean a Territory Revision Event 1, Territory Revision Event 2, Territory Revision Event 3, Territory Revision Event 4, Territory Revision Event 5, Territory Revision Event 6 or Territory Revision Event 7.

1.62	Third Party

The term “Third Party” shall mean a person or entity other than (i) FMI or any of its Affiliates or (ii) a member of the Roche Group.

1.63	Transitional Services Agreement

The term “Transitional Services Agreement” shall mean that certain transitional services agreement, effective as of December 1, 2016, by and between the Parties, pursuant to which FMI agreed to perform certain “Transitional Services” (as defined therein) for Roche in certain countries in the Territory.

1.64	US

The term “US” shall mean the United States of America and its territories and possessions.

1.65	US$

The term “US$” shall mean US dollars.

1.66	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
AAA	19.3
AAA Arbitration Rules	19.3
Accounting Period	9.1
Adverse Event	6.3
Alliance Director	4.10
APAC Region	1.55
Arbitration Offer	8.3.5
Arbitration Commencement Date	8.3.5
Average Delivery Time Metric	7.4.2.3
Bankruptcy Code	18
Breaching Party	17.2.1
Chairperson	4.3
Chugai	1.2
Collaboration Agreement	Whereas clause
Collaboration Products	1.38
Dependent Obligation	7.4.1.5
Disclosing Party	1.12
[…***…]	1.55
[…***…]	1.55

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Definition	Section
Expert	8.3.5
F1CDx	1.48
F1CDx Initial Launch Plan	7.3.1
F1CDx Launch Notice	7.3.1
F1CDx Personnel	6.1.2.3
F1CDx Report	7.7
FACT	1.48
FCPA	19.5
Firewall	6.1.2.3
Firewall Policies	6.1.2.3
FMI	Cover page
FMI-Originated Transfer Activities	17.3.4.3
FoundationOne	1.48
FoundationOne CDx	1.48
FoundationOne Product	1.48
Global Cost	8.2.1
Global Test Fixed Fee	8.2.1
Indemnified Party	14.3
Indemnifying Party	14.3
Initial Discussion Period	8.3.5
Initial Launch Requirement	7.3.1
Initial Products	1.48
Initial Term	1.4
Investor Rights Agreement	Whereas clause
[…***…]	1.55
JOT	4.9
[…***…]	1.55
Local Cost	8.2.1
Local Test Fixed Fee	8.2.1
Master IVD Collaboration Agreement	Whereas clause
Material Average Delivery Time Failure	7.4.2.3
Members	4.3
Minimum Price	7.5
Minimum Revenue Requirements	7.4.1.2
Minimum Transfer Payment	17.3.4.3
NGS	7.4.2.3
Non-Breaching Party	17.2.2
Non-Regulated Update	7.3.2
[…***…]	1.55
Original Agreement	Whereas clause
Panel	8.3.5
Payment Currency	9.3
Penalty Payment	8.3.6
Peremptory Notice Period	17.2.2
Precedent Obligation	7.4.1.5
Product Documentation Requirements	7.4.1.4

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Definition	Section
Product Trademarks	12.2
Professional Services	7.7
Publishing Notice	16.4
Publishing Party	16.4
Qualified Sample	7.4.2.3
Quarterly Average Delivery Time Failure	7.4.2.3
Rebuttal	8.3.5
Receiving Party	1.12
Regulated Claims	7.7
Regulatory Partner	6.1.2.4
Regulatory Partner Notice	6.1.2.4
Related Agreements	Whereas clause
Renewal Term	1.4
Restatement Date	Cover page
Roche	Cover page
Roche Regulatory Support	6.1.2.4
Roche Transfer Activities	17.3.4.3
ROFN Negotiation Period	3
Royalty Term	8.3.1
Samples	17.3.4.3
Selected Agreement	8.3.5
Service Activities	1.15
Supporting Memorandum	8.3.5
Territory Revision Event 1	6.1.2.3
Territory Revision Event 2	6.1.2.4
Territory Revision Event 3	7.3.1
Territory Revision Event 4	7.3.1
Territory Revision Event 5	7.3.2
Territory Revision Event 6	7.4.1.4
Territory Revision Event 7	7.4.1.6
Third Party F1CDx Regulatory Information	6.1.2.3
Third Party Test Fee	8.2.2
Transaction Agreement	Whereas clause
Universal CDx Product	2.2
US Cost	8.2.1
US Education Collaboration Agreement	Whereas clause
Virtual Gross Margin Calculation	8.3.2.1

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2.	Licenses and Exclusivity

2.1	Licenses
2.1.1	Patents and Know-How

Subject to the terms and conditions of this Agreement, FMI hereby grants to Roche a right and license, including the right to sublicense solely as permitted in Section 2.1.2, under FMI’s interest in the FMI Patent Rights and FMI Know-How to use, have used, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Products in the Territory. Subject to Section 2.2 and the other terms of this Agreement, the foregoing license shall be exclusive (even as to FMI).

2.1.2	Sublicenses

The licenses granted by FMI to Roche in Section 2.1.1 and 2.1.3 may be sublicensed by Roche to any Affiliate of Roche for so long as such Affiliate remains an Affiliate. Any such sublicense automatically terminates if such Affiliate Sublicensee ceases to be an Affiliate of Roche. In addition, the licenses granted by FMI to Roche in Section 2.1.1 and 2.1.3 (and any sublicense by Roche to an Affiliate of Roche) may be sublicensed (through one or more tiers) by Roche (and its Affiliates) to a Third Party (i) without the prior written consent of FMI in countries where Roche customarily utilizes such Third Party to conduct commercialization activities on behalf of Roche or its Affiliates or (ii) otherwise with the prior written consent of FMI, not to be unreasonably withheld. Roche shall be liable for any act or omission of any such Sublicensee that is a breach of any of Roche’s obligations under this Agreement as though the same were a breach by Roche, and FMI shall have the right to proceed directly against Roche without any obligation to first proceed against such Sublicensee.

2.1.3	Trademarks

Subject to the terms and conditions of this Agreement, FMI hereby grants to Roche a right and license, including the right to sublicense solely as permitted in Section 2.1.2, under FMI’s interest in the FMI Trademarks to use, have used, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Products in the Territory. Subject to Section 2.2 and the other terms of this Agreement, the foregoing license shall be exclusive (even as to FMI).  Such trademark licenses shall be non-transferable, except that FMI shall have the right to sublicense such rights to its licensees in the FMI Territory, and Roche shall have the right to sublicense such rights to its permitted Sublicensees in the Territory.

2.2	Exclusive Right to Commercialize Products

Subject to the terms of this Agreement, Roche and its Sublicensees shall have the exclusive right (even as to FMI) to market, distribute and sell Products in the Territory, subject to activities designated for FMI to conduct under a Tactical Plan approved by the JOC. To the extent applicable, the foregoing right shall be subject to the rights granted under the Existing Third Party Rights. If FMI receives any order from a prospective purchaser located in a country in the Territory, FMI shall promptly refer that order to Roche, and Roche shall process such order for such purchaser in the Territory in accordance with the terms of this Agreement. If Roche receives any order from a prospective purchaser located in the FMI Territory, then Roche shall promptly refer that order to FMI. The Parties will discuss an appropriate transition plan for the Existing Third Party Rights. At Roche’s request, and to the extent possible under the Existing Third Party Rights without incurring any termination fee, penalty or similar fee, FMI will terminate any or all of the

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Existing Third Party Rights. Notwithstanding the above, if there is any termination fee, penalty or similar fee, Roche shall have the right to pay such termination fee, penalty or similar fee to terminate any or all of the Existing Third Party Rights. Moreover, Roche shall have the right, in coordination with FMI, to engage in negotiations with the Third Parties to which the Existing Third Party Rights pertain, with the intent of allowing Roche to intervene to terminate such Existing Third Party Rights.

Unless otherwise agreed expressly by the Parties, for any companion diagnostic assay Product, that is also for use in indicating a therapeutic or referencing a clinical trial of a Third Party (“Universal CDx Product”), such Third Party shall have the right to recommend use of such Universal CDx Product in the Territory to the extent allowable under Applicable Law, including using or referencing such Universal CDx Product name, logo and trade dress in such Third Party therapeutics label, package insert, or in its promotional and regulatory materials.  Without limiting the foregoing, Third Parties with Regulated Claims on a Universal CDx Product, including F1CDx, in any country shall be permitted, to the extent permitted by Applicable Law, to recommend the use of and promote a Universal CDx Product, including F1CDx, to their customers, including as a companion diagnostic for such Third Party’s therapeutics.  To the extent that FMI enters into any in vitro diagnostic development agreement with any Third Party that contemplates a Regulated Claim on F1CDx in the Territory, and to the extent such Third Party desires to promote F1CDx in the Territory, FMI will include in its in vitro diagnostic development agreement with such Third Party an obligation that any promotion of F1CDx by such Third Party will comply with Applicable Laws and be consistent with the F1CDx brand and product messaging guidelines provided by FMI and the terms and conditions set forth in this Agreement.

2.3	Product Specifications; Modifications

Product specifications for the Initial Products as of the Effective Date are attached hereto as Appendix 2.3 and Product specifications for FACT and F1CDx as of the Restatement Date have been provided to Roche. FMI will develop product specifications for all other Products during development of each such Product.  FMI will provide a copy of draft product specifications for such Products to Roche for such Products as such specifications are substantially completed, except for any specifications that incorporate Third Party proprietary or confidential information.  FMI will provide a copy of any material modifications to any Product specifications (other than F1CDx) to Roche prior to such implementation.  FMI shall consider in good faith any and all comments or concerns timely raised by Roche in connection with its review of such draft specifications or such modifications (in each case, excluding Third Party confidential information relating to F1CDx).  FMI shall only be authorized to adopt modifications to the First Year Product specifications that result in a diminution to the analytical performance as measured by the metrics set forth in Appendix 2.3, either (i) with the prior written consent of Roche or (ii) without such consent if FMI has or is adopting the same modification to the specifications for the same Product as it has developed and commercialized in the US. In the event that clause (ii) above is applicable for an Initial Product, the JOC may reset the Minimum Revenue Requirement in such year in accordance with Section 7.4.1.2.

3.	Right to Include Future Products

During the Agreement Term, Roche shall have a first right to negotiate with FMI to include in the Territory future clinical diagnostic testing commercial products Controlled by FMI (excluding (i) in vitro diagnostics kit products, (ii) any companion diagnostic assay products developed by FMI for a Third Party, and (iii) any standalone data or molecular information products (i.e. other than clinical diagnostic testing commercial products)), as a Product to market, distribute and sell in the Territory, on terms to be mutually agreed upon by the Parties. If FMI plans to Commercially Launch a clinical diagnostic testing commercial product in the Territory or grant such product

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rights to a Third Party, then FMI shall provide Roche with written notice of such plan and a copy of draft specifications for such Product. […***…].

4.	Governance

4.1	Joint Management Committee

The roles and responsibilities of the JMC are set forth in the Collaboration Agreement.

4.2	Joint Operational Committee

The JOC serves to oversee all activities under this Agreement. The JOC will strive to reach consensus on any matters within its authority with each Party having one (1) vote. The JOC will reasonably consider all information, proposals and advice received from each Party in relation to the matters for which it has responsibility. Unresolved disputes at the JOC will be escalated to the JMC using the procedures outlined in the Collaboration Agreement.

4.3	Members

The JOC shall be composed of an equal number of persons from each Party (“Members”). Roche and FMI each shall be entitled to appoint three (3) Members with appropriate seniority and functional expertise, unless otherwise agreed by the Parties. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least […***…] prior to the next scheduled meeting of the JOC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part of or the whole JOC meeting with prior notification to the JOC. Members may be represented at any meeting by another person designated by the absent Member. The JOC shall be chaired […***…], and then alternating between the Parties on a […***…] basis thereafter (“Chairperson”).

4.4	Responsibilities of the JOC

The JOC shall have the responsibility and authority to:

(a)	create and approve a transition plan for Existing Third Party Rights;
(b)	review and recommend for approval by the JMC Tactical Plans and Post Approval Plans for Products that Roche intends to Commercially Launch or has Commercially Launched;
(c)	review and recommend for approval by the JMC any revisions to the Tactical Plans and Post Approval Plans;
(d)	review and oversee execution of the Tactical Plans and Post Approval Plans;
(e)	establish timelines for the Commercial Launch of any Products and the marketing, distribution and sale of such Products;
(f)	identify appropriate resources necessary to conduct the Tactical Plans and Post Approval Plans;
(g)	create, oversee or disband JOTs as deemed appropriate;
(h)	establish and set expectations and mandates for JOTs, if applicable;
(i)	resolve disputes of the ESWG (as such term is defined in the US Education Collaboration Agreement) in accordance with Section 2.2.3 of the US Education Collaboration Agreement;

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(j)	monitor and implement plans to ensure adequate Product supply in the Territory;
(k)	review and approve product and corporate level branding for Products subject to Section 12.2 (Trademarks & Labeling);
(l)	[…***…];
(m)	review and recommend for approval by the JMC promotional materials outside of FMI’s approved guidelines;
(n)

review and recommend for approval by the JMC any clinical research for Products in the Territory; provided that the Parties may conduct clinical research without approval of the JMC in accordance with Section 6.2 (Clinical Trials);

(o)	[…***…];
(p)	recommend action items to its respective decision making bodies;
(q)	review Quality Standards and modifications thereto in accordance with Section 2.3 (Product Specifications and Modifications);
(r)	review customer service practices and performance in accordance with Section 7.4.1.6 (Customer Service);
(s)	review strategies for reimbursement approvals in accordance with Section 6.4 (Reimbursement);
(t)	review Average Delivery Time Metric in accordance with Section 7.4.2.3 (NGS Sequencing and Supply of Products and Service Activities);
(u)	agree upon the timeline for the Initial Launch of F1CDx in each country in the Territory and the other provisions of each F1CDx Initial Launch Plan;
(v)	discuss any changes to the F1CDx bait set following the Restatement Date;
(w)	assign countries in the Territory that are not part of the […***…], the […***…], the […***…], the […***…], the […***…], or the […***…] to a specific Roche Region;
(x)	add additional countries as Core Countries and/or Critical Core Countries; and
(y)	attempt in good faith to resolve any disputes between the Parties.

The JOC shall have no responsibility and authority other than that expressly set forth in this Section, in the Related Agreements or as otherwise agreed to in writing by both Parties.

4.5	Meetings

The Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JOC meetings to all Members at least […***…] before the next scheduled meeting of the JOC. The venue for the meetings shall be agreed by the JOC. The JOC shall hold meetings at least […***…], either in person or by tele-/video-conference, and in any case as frequently as the Members of the JOC may agree shall be necessary, but not less than […***…]. The Alliance Director of each Party may attend the JOC meetings as a permanent participant.

4.6	Minutes

The Chairperson will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JOC meetings to all members of the JOC for comment and review within […***…] after the relevant meeting. The Members of the JOC shall have […***…] to provide comments. The Party preparing the minutes shall incorporate timely received comments and

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distribute finalized minutes to all Members of the JOC within […***…] of the relevant meeting. The Chairperson approves the final version of the minutes before its distribution.

4.7	Decisions
4.7.1	Decision Making Authority

The JOC shall decide matters within its responsibilities set forth in Section 4.4.

4.7.2	Consensus; Good Faith

The Members of the JOC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JOC. The Parties shall endeavor to make decisions by consensus with each Party having one (1) vote.

4.7.3	Failure to Reach Consensus

If the JOC is unable to decide a matter requiring JOC approval by consensus, then the matter shall be escalated to the […***…]. However:

(1)

decisions related to the responsibilities in Sections 4.4(l) […***…], (m) (promotional materials outside of the FMI guidelines), and (t) (Average Delivery Time Metric) shall require agreement by the Parties;

(2)	decisions related to Section 4.4(o) […***…] shall be referred to the CEO of the Roche Group;
(3)

decisions related to Section 4.4(u) (Initial Launch and F1CDx Initial Launch Plan) shall be escalated to the JMC as set forth in the Collaboration Agreement, provided that if the JMC is unable to decide such matter, FMI shall have final decision-making authority; and

(4)	decisions related to Section 4.4(v) (changes to F1CDx bait set) shall be subject to FMI’s final decision-making authority.

4.8	Information Exchange

FMI and Roche shall exchange the information in relation to its activities under this Agreement through the JOC. FMI and Roche may ask reasonable questions in relation to the above information and offer advice in relation thereto and each Party shall give due consideration to the other Party’s input. The JOC may determine other routes of information exchange. Notwithstanding anything to the contrary in this Agreement, if FMI, FMI’s Affiliates or sublicensees have sales forces in a country/Region outside of the FMI Territory for a product (excluding any sublicensees approved by Roche), then Roche shall have the right to redact competitively sensitive information, including within the Tactical Plans or Post Approval Plans provided to FMI for any Product in such country/Region.  The Tactical Plans and Post Approval Plans for F1CDx in a given country/Region in the Territory may be shared by FMI with any Third Party that is in active negotiations, or has entered into an agreement, with FMI to add a Regulated Claim on F1CDx, provided that any such Third Party agrees to maintain the confidentiality of such Tactical Plans and Post Approval Plans.

4.9	Joint Operational Teams

The JOC shall have the right to establish joint operational teams (“JOT”), which shall have the authority granted to them by the JOC and shall be comprised of members from both Parties.

4.10	Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The

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Alliance Directors shall be permanent participants of the JOC meetings (but not Members of the JOC). The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JOC to reach consensus and avert escalation of such issues or potential disputes.

4.11	Limitations of Authority

The JOC shall have no authority to amend or waive any terms of this Agreement.

4.12	Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JOC.

4.13	Lifetime

The JOC shall exist during the Agreement Term.

5.	Supply

Subject to Sections 7.3.3 (FMI’s Decision Not to Offer F1CDx in a Country in the Territory) and 7.4.2.3 (NGS Sequencing and Supply of Products and Service Activities), FMI shall be solely and exclusively responsible […***…] for the commercial supply of Products for sale in the Territory by or on behalf of Roche, and FMI shall use Commercially Reasonable Efforts to provide Products and Service Activities in the amounts requested by Roche meeting the Quality Standards and Average Delivery Time Metric.

For a given Product, if FMI fails to complete the Service Activities associated with such Product in a manner that meets such Product’s Quality Standards for at least […***…] of the Qualified Samples received from Roche in the Territory in a given Calendar Quarter (a “Quarterly Quality Standards Failure”) and such failure exists for […***…], then, prior to the end of such second Calendar Quarter, the JOC shall prepare a plan for improving such performance, which plan will be implemented in the […***…]. The JOC will monitor the implementation and effectiveness of such plan with a goal of achieving and maintaining compliance on a consistent basis for such Quality Standards. If, following the implementation of a plan by the JOC to improve such performance, FMI is unable to improve performance, and there is a Quarterly Quality Standards Failure for […***…] (a “Material Performance Standards Failure”), then this shall be considered a material breach of this Agreement by FMI.

[…***…]. Roche shall have the right, during normal business hours and upon reasonable advanced notice, to audit any Third Party used by FMI or its Affiliates in the supply of Products and services related to Products to the extent permitted in any existing agreements with such Third Party contractors and in accordance with the terms and conditions of such agreements. Any new agreements entered into by FMI with respect to commercial supply of Products for sale in the Territory by or on behalf of Roche, shall provide Roche with the right to audit such Third Party contractor to review performance against the foregoing metrics, provided that Roche shall not be permitted to access or review any Third Party confidential or proprietary information in connection with any audit pursuant to this Article 5.

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6.	Regulatory
6.1	Responsibility
6.1.1	Responsibility for Products Other than F1CDx

Subject to Roche’s obligation under Section 7.4.1.4 to satisfy the Product Documentation Requirements, unless otherwise agreed to by the Parties, FMI, […***…], shall be responsible for, in consultation with Roche, and shall use Commercially Reasonable Efforts in the preparation of applications for Regulatory Approvals, as well as all governmental approvals required to market, import, have imported, sell and have sold Products (other than F1CDx, which is addressed in Section 6.1.2) in the Territory. FMI shall be responsible for pursuing and compiling all regulatory filing documentation, and Roche shall reasonably assist FMI in preparing and submitting such regulatory filing documentation and interacting with Regulatory Authorities, for Products (other than F1CDx) in the Territory. FMI or its Affiliates shall use Commercially Reasonable Efforts to prepare, or have prepared for it, all regulatory filings and Regulatory Approvals for all Products (other than F1CDx) that are required to be submitted in each country of the Territory where Roche intends to Commercially Launch such Product or has Commercially Launched such Product. Roche shall reasonably assist FMI in submitting all such regulatory filings and Regulatory Approvals in FMI’s name, unless prohibited by Applicable Law, in which case, to the extent required under Applicable Law, Roche shall file such regulatory filings and Regulatory Approvals in Roche’s name. Each Party shall promptly supply the other Party with a copy of all material communications related to such Product to or from any Regulatory Authority in the Territory, including (i) communications with respect to any visits by any governmental authority or Regulatory Authority to any facilities at which any Product is manufactured or sold in the Territory and (ii) any written or oral inquiries about, any procedures in connection with any Product in the Territory.

6.1.2	Responsibility for F1CDx

FMI shall control (a) all regulatory filings for F1CDx, including all submissions, applications and documents in connection with obtaining a Regulatory Approval, and (b) all regulatory strategy, including (i) determination of the filings, data and documentation to submit to the applicable Regulatory Authorities, (ii) the timing of submitting regulatory filings, including any data and documentation, to the applicable Regulatory Authorities, and (iii) any communications with the applicable Regulatory Authorities in connection with F1CDx.

6.1.2.1	Initial Filing

For the Initial Filing in any Regulated Market in the Territory, FMI shall be responsible for, […***…] providing to Roche and/or its Affiliates (as directed by Roche) the regulatory file that resulted in the Regulatory Approval by the FDA in the US for F1CDx.

Roche will pay […***…].   FMI and Roche will share equally […***…].

6.1.2.2	Subsequent Claim Filing

For any Subsequent Claim Filing in any Regulated Market in the Territory, FMI shall be responsible for, at FMI’s sole cost, […***…].

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Notwithstanding the foregoing, if the Subsequent Claim Filing relates to […***…], then Roche (or its Affiliate or Sublicensee, as applicable) will be responsible […***…] as set forth herein based upon contracted terms agreed upon by Roche (or its Affiliate or Sublicensee, as applicable) and FMI for such […***…].

6.1.2.3	Firewall

In a Regulated Market, Roche agrees to establish, or cause to be established, a firewall to protect Third Party information not in the public domain (the “Firewall”).  At a minimum, such Firewall will ensure that:

(i)

individuals receiving Third Party confidential or proprietary information, including data, related to the F1CDx regulatory filing from FMI on either (a) an Initial Launch, including a F1CDx Initial Launch Plan or the Initial Filing, or (b) a Subsequent Claim Filing, including any documentation submitted in connection with such Subsequent Claim Filing (such individuals, the “F1CDx Personnel”), will be the only persons at Roche (or its Affiliate or Sublicensee, as applicable) to receive such Third Party confidential or proprietary information, including data, related to the F1CDx regulatory filing (“Third Party F1CDx Regulatory Information”);

(ii)	the names and titles of the F1CDx Personnel will be disclosed to FMI and other F1CDx Personnel prior to such persons’ working on any such regulatory filings;
(iii)

the F1CDx Personnel will be available for meetings, either in person or by tele-/video-conference, to discuss the Third Party F1CDx Regulatory Information and the regulatory strategy in connection with pursuing the Regulatory Approval for F1CDx;

(iv)

the F1CDx Personnel will only use the Third Party F1CDx Regulatory Information for the F1CDx regulatory filing and will not use or rely upon the Third Party F1CDx Regulatory Information for any other purpose; and

(v)

the F1CDx Personnel will not disclose any Third Party F1CDx Regulatory Information to persons other than other F1CDx Personnel and the applicable Regulatory Authority in connection with the regulatory filing.

FMI will identify any Third Party F1CDx Regulatory Information to the F1CDx Personnel (a) at the time such information is provided to the F1CDx Personnel or (b) if FMI inadvertently fails to so identify such information at the time FMI provides such information to the F1CDx Personnel, provided that if FMI subsequently identifies such information as Third Party F1CDx Regulatory Information, then Roche will not be liable under this Section 6.1.2.3 for any failure to comply with its obligations related to such information prior to such subsequent identification by FMI. For clarity, FMI shall by solely liable for any damages caused by its failure to identify any Third Party F1CDx Regulatory Information to the F1CDx Personnel at the time such information is provided to the F1CDx Personnel.

Roche agrees to execute, and shall cause any Affiliates or Sublicensees to execute, any additional documentation reasonably requested by FMI to confirm the Firewall has been implemented and maintained in a Regulated Market in the Territory.

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In the event that any portion of Third Party F1CDx Regulatory Information becomes generally known to the public other than as a result of a breach by the Roche Group or any F1CDx Personnel of the Firewall obligations contained in this Section 6.1.2.3, such Firewall obligations will no longer apply to such portion of the Third Party F1CDX Regulatory Information.  For clarity, in such event, the Firewall obligations will continue to apply to the remainder of the Third Party F1CDx Regulatory Information.

Roche shall make available (and shall require its Affiliates or Sublicensees to make available) policies, and procedures relating to the Firewall and the use of Third Party F1CDx Regulatory Information (collectively, “Firewall Policies”) to FMI during regular business hours in such a manner as to not unnecessarily interfere with Roche’s (or its Affiliate’s or Sublicense’s, as applicable) normal business activities.  FMI or its agents shall have the right to audit such Firewall Policies and relevant records to confirm that the Firewall has been implemented and maintained in accordance with the terms of this Agreement in a given Regulated Market in the Territory. FMI shall use the Firewall Policies only for the purpose of confirming compliance with the Firewall requirements herein, and such Firewall Policies and records shall be considered Roche’s Confidential Information.

Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if Roche fails to fulfill its obligations under Section 6.1.2.3(i), (iv) or (v), upon notice from FMI of such failure, Roche will have a […***…] cure period.  If, after such fifteen (15) Business Day cure period, Roche has not cured its failure to fulfill such obligations, FMI may, in its sole discretion, elect to either (a) remove such country from the Territory upon written notice to Roche or (b) convert the licenses under Section 2.1 to non-exclusive (either of clause (a) or (b), a “Territory Revision Event 1”).  Upon a Territory Revision Event 1, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

6.1.2.4	Regulatory Partner

FMI may elect to designate Roche as its local regulatory partner in a given country in the Territory (“Regulatory Partner”) to fulfill any portion of the responsibilities of FMI pursuant to Section 6.1.2 (Responsibility for F1CDx) and, upon such election, Roche shall collaborate with FMI on any regulatory filing (including an Initial Filing, Subsequent Claim Filing, CE marking or any other activity in connection with obtaining Regulatory Approval or any other governmental approvals in a given country in the Territory) and will perform such requested regulatory activities in accordance with an agreed upon timeline (“Roche Regulatory Support”).

If FMI does not designate Roche as its Regulatory Partner in a given country in the Territory and instead seeks to use a Third Party for such regulatory support services for such country, before engaging such Third Party, FMI shall first offer Roche the right to become its Regulatory Partner for such country on the same terms and conditions (including with respect to the scope of regulatory support services and any fees associated therewith) as were offered by the applicable Third Party.  Roche shall have […***…] during which to provide written notice to FMI accepting such offer (“Regulatory Partner Notice”). If Roche does not accept such offer within such […***…] period, FMI shall be permitted to engage any Third Party as its Regulatory Partner for such country on terms and conditions substantially similar to the terms and conditions offered to Roche.  If Roche provides the Regulatory Partner Notice in accordance with the terms of this Agreement, Roche shall be the Regulatory Partner for such country.

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If Roche is the Regulatory Partner in accordance with Section 6.1.2 (Responsibility for F1CDx) for a given market in the Territory, Roche shall perform such Roche Regulatory Support in a diligent manner and shall use Commercially Reasonable Efforts to perform such Roche Regulatory Support in accordance with the regulatory strategy and instructions provided by FMI and within the time period specified by FMI.

For any Non-Regulated Market, Roche will be responsible for the Roche internal FTE costs for providing the Roche Regulatory Support pursuant to this Section 6.1.2.4, and FMI will be responsible for any FMI internal FTE costs.

Any Roche Regulatory Support performed by Roche to file a Subsequent Claim Filing and obtain Regulatory Approval on such Subsequent Claim Filing on behalf of a Third Party pursuant to Section 6.1.2.2 (Subsequent Claim Filing) that is subject to payment by FMI shall be reimbursed by […***…], provided that Roche provides an estimate of the anticipated costs for the Roche Regulatory Support in a given country. The actual costs that FMI shall reimburse Roche shall not exceed such estimate by more than […***…] without FMI’s prior approval, such approval not to be unreasonably withheld.

Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if Roche fails to fulfill the Roche Regulatory Support obligations as set forth in this Section 6.1.2.4, including by failing to make a timely filing (or response) in order to obtain Regulatory Approval, and there is a delay in the process for obtaining Regulatory Approval or for the Commercial Launch of the therapeutic product and/or the companion diagnostic claim, upon notice from FMI of such failure, Roche will have a […***…] period to cure its failure and make the relevant filings or response, as applicable.  In the event that Roche fails to make the relevant filing or response, as applicable, within such […***…] period, Roche shall pay FMI the following amounts: (x) in the case of a Critical Core Country, […***…] for such failure or (y) in the case of a Core Country that is not a Critical Core Country, […***…].  If, after an additional […***…] cure period, Roche has not provided the Roche Regulatory Support, FMI may, in its sole discretion, elect to either (a) remove such country from the Territory upon written notice to Roche or (b) convert the licenses under Section 2.1 to non-exclusive (either of clause (a) or (b), a “Territory Revision Event 2”).  Upon a Territory Revision Event 2, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

6.2	Clinical Trials

The Parties shall discuss at the JOC and consider any clinical research (including, without limitation, any investigator sponsored studies and studies with key opinion leaders) to be conducted for the Products during the Agreement Term that may be necessary or reasonably useful in furtherance of market development and access for Products in the Territory. Except as otherwise agreed to by the Parties or as otherwise set forth in this Agreement, Roche shall have the right to conduct local clinical studies (including investigator sponsored studies and clinical studies with key opinion leaders) where such clinical research is for such local country or Region, provided that Roche shall consult with FMI through the JOC and consider in good faith any comments provided by FMI with respect to such strategy and conduct of such local clinical

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studies, […***…] in a given country in the Territory during the Agreement Term. Except as otherwise agreed to by the Parties or as otherwise set forth in this Agreement, with respect to any global clinical studies, FMI shall have the right to conduct, […***…] and shall be responsible for the strategy and conduct of such global clinical studies, provided that FMI shall consult with Roche through the JOC and consider in good faith any comments provided by Roche with respect to such strategy and conduct of such global clinical studies. If the Parties do not mutually agree to conduct additional global clinical research for the Territory, FMI shall have the right, but not the obligation, to pursue such global clinical research in its sole discretion and shall be responsible for […***…].

6.3	Reporting Adverse Events

If the development or commercialization or a given Product mandates the mutual reporting of Adverse Events, then the Parties will establish procedures for tracking and informing each other concerning such Adverse Events as required by Applicable Law, and shall maintain such databases and execute such agreements as needed for this purpose.

If in the course of the activity covered by this Agreement, FMI employees (i) in FMI’s medical affairs group or pathology group or (ii) who are client services representatives or sales account executives, become aware of a suspected Adverse Events/special situation report (pregnancy, breastfeeding, lack of efficacy, overdose, misuse, abuse, off-label use, medication errors (including intercepted and potential), occupational exposure, suspected transmission of an infectious agent via a medicinal product, death, quality defect or falsified medicinal product) associated the use of a Roche medicinal product, this should be reported to the Roche Drug Safety department at welwyn.pds-pc@roche.com promptly.  As used herein, “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.  An Adverse Event can therefore be any unfavorable or unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

6.4	Reimbursement

Roche will be responsible, […***…] in cooperation with FMI, for all activities related to reimbursement approval for Products in the Territory. Prior to submission, Roche shall discuss its proposed filings for reimbursement approval of Products at the JOC and shall consider in good faith any comments provided by FMI with respect to such filings. After those materials have been submitted to the appropriate pricing authority, Roche shall permit FMI to obtain copies of such materials, including in electronic format, at reasonable times. However, if FMI or its Affiliates or sublicensees (other than any sublicensees that have been approved by Roche) have sales forces in a country/Region outside of the FMI Territory for a FMI clinical diagnostic product, then Roche shall have the right to redact from such filings competitively sensitive information on reimbursement approvals to FMI for any Product in such country/Region. Roche shall use Commercially Reasonable Efforts to file submissions for reimbursement approval in each country where it intends to, or has, Commercially Launched a Product. For clarity, submissions for reimbursement approval in the Territory shall be consistent with the […***…] agreed upon by the Parties.

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7.	Commercialization
7.1	Strategies

The Parties will implement on the strategies agreed to at the JOC and JMC, in a staged approach and according to detailed Tactical Plans and Post-Approval Plans for each country/Region. Subject to the terms of this Agreement, unless otherwise agreed by the Parties, Roche shall have the exclusive right (even as to FMI) to market, distribute and sell Products in the Territory in accordance with the terms of this Agreement. Notwithstanding this exclusive right, the JOC shall consider utilizing FMI to conduct certain medical educational and/or medical affairs activities in connection with a Tactical Plan.

7.2	Sales

Except as otherwise expressly agreed between the Parties:

(a)	Subject to the Existing Third Party Rights and the Transitional Services Agreement, Roche will book all sales of Products in the Territory.

(b)	Subject to the Existing Third Party Rights and the Transitional Services Agreement, Roche will be responsible for billing and collections of Products in the Territory.

7.3	F1CDx Initial Launch Plan, Subsequent Claim Filings, and Non-Regulated Updates
7.3.1	F1CDx Initial Launch Plan

During the Agreement Term, FoundationOne will be replaced with F1CDx, in each market in the Territory, following notice from FMI that FMI desires to Commercially Launch F1CDx in a given market (“F1CDx Launch Notice”). The timeline of implementing the updated F1CDx bait set will be determined by FMI. FMI will be responsible for the preparation of a plan with respect to the timing of the Initial Launch for F1CDx in a given country or region in the Territory (each, an “F1CDx Initial Launch Plan”), which will be agreed upon by the JOC pursuant to Section 4.4.

Each F1CDx Initial Launch Plan shall include, at a minimum, the following, in each case, as related to the specific country or region in the Territory: (i) the projected timeline of the Initial Launch of F1CDx (either a target date or by reference to the date on which the required approvals have been received), (ii) the date by which the Parties anticipate that the FoundationOne Product will no longer be commercially available in such country and will instead be fully replaced by F1CDx, and (iii) the appropriate size for the Dedicated Sales Force.  The Parties acknowledge and agree that FMI will use the same F1CDx bait set in the Territory that it uses in the US (based on the F1CDx Product approved by the FDA), as the same may be modified over time, with any modifications to the bait set to be reviewed by the JOC pursuant to Section 4.4.  The F1CDx Initial Launch Plan will be in addition to the Tactical Plan and Post Approval Plan for F1CDx in a given country in the Territory.

As of the date FMI provides the F1CDx Launch Notice for a given country or region in the Territory: (a) if Roche has not Commercially Launched the FoundationOne Product in such country or region, Roche shall not Commercially Launch the FoundationOne Product and shall instead Commercially Launch F1CDx in such country or region in accordance with the applicable F1CDx Initial Launch Plan, (b) if Roche has Commercially Launched the FoundationOne Product in such country or region, and such country or region is a Regulated Market, Roche shall continue to make the FoundationOne Product commercially available until the necessary Regulatory Approvals have been received to commercialize F1CDx in such country, after which time Roche

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shall Commercially Launch F1CDx in accordance with the terms of this Agreement and the applicable F1CDx Initial Launch Plan (and following Commercial Launch of F1CDx in such country, Roche will stop commercializing FoundationOne in such country), and (c) if Roche has Commercially Launched the FoundationOne Product in such country or region, and such country or region is a Non-Regulated Market, FMI shall incorporate the F1CDx bait set on the timeline outlined by FMI in the F1CDx Initial Launch Plan for such country or region (which shall be subject to FMI’s sole discretion), after which incorporation, Roche shall Commercially Launch F1CDx and stop commercializing FoundationOne in such country. Appendix 7.3.1 lists all of the countries in which Roche has launched FoundationOne as of the Restatement Date.

During the Agreement Term, Roche will use Commercially Reasonable Efforts to Commercially Launch F1CDx (1) in each country in the Territory for which FMI has delivered an F1CDx Launch Notice and (2) in accordance with the timelines set forth in the applicable F1CDx Initial Launch Plan for each Core Country.  Roche shall ensure that F1CDx is Commercially Launched in each country or region in the Territory: (a) by the target date set forth in the F1CDx Initial Launch Plan or (b) in the absence of a launch target date as set forth in the F1CDx Initial Launch Plan, within […***…] following the Parties’ agreement that all required Regulatory Approvals have been received in such market (either of clause (a) or (b), the “Initial Launch Requirement”).

In a given country in the Territory, (a) if Roche determines not to commercialize F1CDx in such country, or (b) subject to Section 7.3.2 (Subsequent Claim Filings and Non-Regulated Updates) and 7.4.1.4 (Commercial Launch Obligations), if Roche fails to use Commercially Reasonable Efforts to satisfy its commercialization obligations with respect to F1CDx (including a Subsequent Claim Filing or Non-Regulated Update, as applicable) in such country, FMI may, in its sole discretion, elect to either (i) remove such country from the Territory upon written notice to Roche or (ii) convert the licenses under Section 2.1 to non-exclusive (either of clause (i) or (ii), a “Territory Revision Event 3”).  Upon a Territory Revision Event 3, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if Roche does not satisfy the Initial Launch Requirement with respect to a given country, FMI shall provide written notice to Roche identifying such non-compliance in the given country, and Roche shall have a period of […***…] after such notice is provided to cure such non-compliance.  If Roche has not cured such non-compliance within such […***…] period, Roche shall pay FMI […***…] for any country that is a Critical Core Country and (ii) […***…] for any Core Country that is not a Critical Core Country.  Following such […***…] cure period, Roche will have an additional […***…] period to ensure compliance with the foregoing requirements in this Section 7.5.1. If Roche has not cured such non-compliance within such additional […***…] period, FMI may, in its sole discretion, elect to either (x) remove such country from the Territory upon written notice to Roche or (y) convert the licenses under Section 2.1 to non-exclusive (either of clause (x) or (y), a “Territory Revision Event 4”).  Upon a Territory Revision Event 4, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

7.3.2	Subsequent Claim Filings and Non-Regulated Updates

Following the Initial Launch in a Regulated Market, FMI will provide reasonable notice to Roche regarding the anticipated timeline for any Subsequent Claim Filing.  Roche will ensure that any

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Subsequent Claim Filings, and any updates to F1CDx in a Non-Regulated Market (“Non-Regulated Updates”), are Commercially Launched in such market in the time period mutually agreed to by the Parties.  In the absence of a mutually agreed date, Roche will ensure that (a) any updates to F1CDx that include Subsequent Claim Filings are Commercially Launched in the applicable market following the Parties’ agreement that all required Regulatory Approvals have been received for such Subsequent Claim Filing within a time period that is consistent with the time period that Roche would apply if the companion diagnostic claim in such Subsequent Claim Filing were for a Roche Group therapeutic (but no longer than […***…] following the issuance of all required Regulatory Approvals for such Subsequent Claim Filing), and (b) any Non-Regulated Updates are Commercially Launched within a time period that is consistent with the time period that Roche would apply if the companion diagnostic claim in such Non-Regulated Update were for a Roche Group therapeutic (but no longer than […***…] following the proposed addition by FMI of the Non-Regulated Update).

Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if Roche does not satisfy the timing of the Subsequent Claim Filing or the Non-Regulated Update set forth in this Section 7.3.2 with respect to a given country in the Territory, FMI shall provide written notice to Roche identifying such non-compliance in the given country, and Roche shall have a period of […***…] after such notice is provided to cure such non-compliance.  If Roche has not cured such non-compliance within such […***…] period, Roche shall pay FMI (i) […***…] for any country that is a Critical Core Country and (ii) […***…] for any Core Country that is not a Critical Core Country.  Following such […***…] cure period, Roche will have an additional […***…] period to ensure compliance with the foregoing requirements in this Section 7.3.2 for any country in the Territory.  If Roche has not cured such non-compliance within such additional […***…] period, FMI may, in its sole discretion, elect to either (x) remove such country from the Territory upon written notice to Roche or (y) convert the licenses under Section 2.1 to non-exclusive (either of clause (x) or (y), a “Territory Revision Event 5”).  Upon a Territory Revision Event 5, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

7.3.3	FMI’s Decision Not to Offer F1CDx in a Country in the Territory

Notwithstanding anything to the contrary in Section 7.3.1, if the Commercial Launch of  F1CDx in any country in the Territory requires the conduct of any Service Activities for F1CDx in such country (for example, establishing new infrastructure such as a wet and/or dry laboratory) or establishes or maintains requirements that could reasonably be expected to have a material adverse effect on FMI’s business or operations, FMI may, in its sole discretion, decide: (i) not to offer F1CDx in such country in the Territory, or (ii) to otherwise work with Roche on mutually agreeable terms to make F1CDx available in such country.

7.4	Additional Responsibilities
7.4.1	Roche Responsibilities
7.4.1.1	Funding Commitment

Subject to FMI meeting its obligations under this Agreement, during the first […***…] of the Initial Term, Roche will commit at least […***…] in Roche FTE resources (based on Roche’s standard FTE rates as consistently applied) and out-of-pocket expenditures for the activities under this Agreement. FMI may audit Roche in accordance with Article 11 to ensure compliance with this Section. Notwithstanding the above, if there is a reduction in the scope of the Territory pursuant to Section 7.2, then FMI and Roche shall negotiate in good faith an adjustment to the […***…] commitment to equitably reflect the reduction in the market value of the Territory.

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7.4.1.2	Minimum Revenue Requirement

Commencing in […***…], in connection with the review of the Tactical Plan, […***…] (the “Minimum Revenue Requirements”).  If the specifications for a Product are modified pursuant to Section 2.3, the JOC may establish new Minimum Revenue Requirements for such Product for the year in which such modification occurs.  Roche will […***…].  If Roche fails to meet the Minimum Revenue Requirements for a Product in any country in the Territory for […***…], then FMI will have the right, in its sole discretion, to either (i) remove such country from the Territory (and upon such election such country shall be deemed to be included in the FMI Territory) or (ii) convert the license for such country to non-exclusive.

7.4.1.3	Commercial Activities

Throughout the Agreement Term, subject to Sections 4.4(u) (JOC responsibility relating to Initial Launch of F1CDx and F1CDx Initial Launch Plan), 4.4(v) (JOC responsibility regarding changes to F1CDx bait set), 6.1.2 (Responsibility for F1CDx), 7.3.1 (F1CDx Initial Launch Plan), and 7.3.3 (FMI’s Decision Not to Offer F1CDx in a Country in the Territory), Roche will be responsible for the preparation of country-or Region-specific Tactical Plans and Post-Approval Plans for Products in the Territory, which shall be updated […***…] and submitted to the JOC for review and comment. All activities under this Agreement will be conducted in accordance with country- or Region-specific Tactical Plans and Post-Approval Plans to be developed by Roche, working in cooperation with FMI, subject to review and approval by the JMC.

Roche will use Commercially Reasonable Efforts to initiate and pursue market development and Commercially Launch (i) Products (other than F1CDx) in the Territory in accordance with the Tactical Plans, Post Approval Plans and the terms of this Agreement and (ii) F1CDx in each country in the Territory in accordance with the F1CDx Initial Launch Plan, Tactical Plan and Post Approval Plan, in each case specific to such country and in accordance with the terms of this Agreement.

7.4.1.4	Commercial Launch Obligations

Roche will be responsible for Commercially Launching each Product in a given country in the Territory for which FMI has delivered a launch notice, and will ensure such Product remains Commercially Launched in such country in the Territory. To satisfy such obligations, Roche will be responsible for:

(a)

maintaining (i) a dedicated MSL to support, and (ii) a Dedicated Sales Force to promote, such Product in such country or region, as applicable (for clarity, an MSL or Dedicated Sales Force may serve a country or group of countries, i.e. a region, in the case of countries with smaller markets; provided, however, that each Critical Core Country shall have its own Dedicated Sales Force dedicated solely to promoting the Products);

(b)

in each country or region, as applicable, that has launched a Product, including any country listed on Appendix 7.3.1 (with respect to FoundationOne) and any country or region, as applicable, that Commercially Launches a Product after the Restatement Date, maintaining (i) an MSL to support, and (ii) a Dedicated Sales Force to promote, such Product in such country or region, as applicable; provided, however, that each Critical Core Country shall have its own Dedicated Sales Force dedicated solely to promoting the Products;

(c)	providing marketing messaging (including Product marketing materials,

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collateral and Product communications by any MSL or Dedicated Sales Force) with respect to each Product in such country or region, as applicable, in a manner that is consistent with FMI’s messaging relating to such Product in the US (e.g., for F1CDx, mentioning that F1CDx may be used as a companion diagnostic for multiple therapies);

(d)

specific to F1CDx, ensuring that, in such country or region (subject to clauses (a) and (b) above in this Section 7.4.1.4), as applicable: (i) the Dedicated Sales Force is fairly presenting all companies’ (including Third Parties’ and Roche’s and its Affiliates’) therapies and claims on F1CDx in the process of promoting F1CDx, without any bias and without favoring any of Roche’s or its Affiliates’ therapies or claims and (ii) any MSL is fairly presenting all companies’ (including Third Parties’ and Roche’s and its Affiliates’) therapies and claims on F1CDx in its communications related to the Products, without any bias and without favoring any of Roche’s or its Affiliates’ therapies or claims;

(e)

ensuring that all Product documentation, including documents necessary to order a Product in such country (e.g., patient consents, order forms, and patient information), is obtained and maintained in compliance with Applicable Laws (“Product Documentation Requirements”); and

(f)	providing sufficient customer service support for such Product to support such Product’s customers in such country or region, as applicable.

Roche shall satisfy the ongoing obligations required for the Commercial Launch of each Product (as set forth in this Section 7.4.1.4).  Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if, during the Agreement Term, following the Commercial Launch of a Product, Roche no longer satisfies any of its ongoing obligations for the Commercial Launch of such Product (as set forth in this Section 7.4.1.4) with respect to a given Product in a given country, FMI shall provide written notice to Roche identifying such non-compliance in the given country, and Roche shall have a period of […***…] after such notice is provided to cure such non-compliance.  If Roche has not been cured such non-compliance within such […***…] period, FMI may, in its sole discretion, elect to either (x) remove such country from the Territory upon written notice to Roche or (y) convert the licenses under Section 2.1 to non-exclusive (either of clause (x) or (y), a “Territory Revision Event 6”).  Upon a Territory Revision Event 6, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

7.4.1.5	Equitable Adjustments

Where either Roche or FMI has an obligation under this Agreement (each such a “Dependent Obligation”) that can only reasonably be fulfilled if the other Party first performs one or more of its specific contractual obligations hereunder (each, a “Precedent Obligation”), then, any deadline for the performance by Roche or FMI, as applicable, of such Dependent Obligation shall be tolled (i.e., the deadline shall be extended) for a period of time equal to the delay in the performance by such other Party of the relevant Precedent Obligation. For avoidance of doubt, each such deadline shall be similarly tolled to the extent achievement of an obligation under this Agreement is prevented by an event of force majeure as and to the extent provided in Section 19.16.

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7.4.1.6	Customer Service

During the Agreement Term, Roche shall implement, in each country in the Territory and consistent with the Tactical Plans (including in which local country languages and in which manner such customer service shall be provided) and the F1CDx Initial Launch Plan, if applicable, reasonable levels of customer service assistance to support Product customers in such country regarding sales and technical support issues, customer inquiries, defective product and service replacements. Roche shall be responsible for all costs and expenses associated with the provision of such customer service. Upon FMI’s request, but no more than once per Calendar Year, Roche shall provide FMI with a report summarizing customer service assistance requests and inquiries received by Roche. Upon Roche’s request, but no more than once per Calendar Year, FMI shall provide Roche with a report summarizing customer service assistance requests and inquiries received by FMI in the Territory.

Without limiting any other rights or remedies available to FMI (including pursuant to Section 14.1), if Roche does not comply with any of its obligations set forth in this Section 7.4.1.6 with respect to a given country, FMI shall provide written notice to Roche identifying such non-compliance in the given country, and Roche shall have a period of […***…] after such notice is provided to cure such non-compliance.  If Roche has not cured such non-compliance within such […***…] period, FMI may, in its sole discretion, elect either to (i) remove such country from the Territory upon written notice to Roche or (ii) convert the licenses under Section 2.1 to non-exclusive (either of clause (i) or (ii), a “Territory Revision Event 7”).  Upon a Territory Revision Event 7, Roche shall comply with its obligations under Section 17.3.1 (Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term).

7.4.2	FMI Responsibilities
7.4.2.1	Product Training

FMI will provide Roche with NGS and Product training using Commercially Reasonable Efforts, including samples of each related training material used by FMI in the FMI Territory throughout the Agreement Term. Such training will be provided in the locations and on the schedule agreed to in the Tactical Plans. Each Party shall be responsible for their respective costs in relation thereto. For clarity, FMI trainers will provide this training at no charge to Roche.

7.4.2.2	Materials

[…***…], or more frequently when available throughout the Agreement Term, FMI will provide Roche with copies of its then current Product marketing material, and will share with Roche any Product brand, promotional, or similar plans, any market research plans and results, any educational materials or other information or analysis prepared by or for FMI related to the Products in the FMI Territory or in the Territory.

7.4.2.3	NGS Sequencing and Supply of Products and Service Activities

Subject to Section 7.3.3 (FMI’s Decision Not to Offer F1CDx in a Country in the Territory), FMI shall use Commercially Reasonable Efforts to provide Roche with the Service Activities (including next generation sequencing (“NGS”)) necessary for Roche to implement the Tactical Plan and to meet the commercial need for Products sold by Roche in the Territory. Such Service Activities will meet the Quality Standards and the Average Delivery Time Metric.  In the event of a shortfall/limited capacity of Products or Service Activities needed by both FMI and Roche, such available capacity shall be distributed […***…] with respect to the then-current volume used by each Party.

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For each Product, FMI will provide the JOC with the average time between receipt by FMI of a processable sample meeting minimum tissue or other specimen requirements as set forth in FMI’s standard operating procedures (such sample, a “Qualified Sample”) and delivery by FMI of the results of testing for such Product (the “Average Delivery Time Metric”).  Such Average Delivery Time Metric will initially be […***…] for FoundationOne® and F1CDx, and […***…] days for FoundationOne® Heme and FoundationACT®, in each case, solely to the extent Service Activities for such Product are conducted by FMI at FMI’s laboratory and facilities in the US. Periodically, the Average Delivery Time Metric may be revised by mutual written agreement of the Parties for differences in logistical, regulatory and other relevant factors.  For a given Product, if FMI fails to achieve the Average Delivery Time Metric for at least […***…] of the Qualified Samples received from Roche in the Territory in […***…] Calendar Quarter (a “Quarterly Average Delivery Time Failure”) and such failure exists […***…], then prior to the end of such […***…], the JOC shall prepare a plan for improving such performance, which plan will be implemented in the […***…].  The JOC will monitor the implementation and effectiveness of such plan with a goal of achieving and maintaining compliance on a consistent basis for such Average Delivery Time Metric. If, following the implementation of a plan by the JOC to improve such performance, FMI is unable to improve performance, and there is a Quarterly Average Delivery Time Failure for an additional […***…] (a “Material Average Delivery Time Failure”), then this shall be considered a material breach of this Agreement by FMI.

To the extent feasible and permitted by Applicable Law and regulatory guidelines of applicable Regulatory Authorities, the initial sequencing will be conducted by FMI at FMI’s laboratory and facilities in the US.

FMI shall use Commercially Reasonable Efforts to conduct or have conducted genomic sequencing locally (i) for its FoundationOne Product […***…] and (ii) for its other First Year Products […***…].  FMI shall provide Roche with a written plan for the set-up of such […***…] laboratories, and shall consider Roche’s reasonable comments thereto.  FMI shall update Roche on the progress of the establishment of local testing.  Such […***…] activities shall be provided in at least the same quality and standards as the […***…] testing in effect as of the Effective Date. To the extent that local Third Party costs are passed through to Roche, such costs shall be negotiated in good faith and at arms’ length with no benefits being given to FMI to the advantage or FMI, its Affiliates, sublicensees or customers that cause a disadvantage or do not similarly benefit the Roche Group and its customers.

FMI will be solely responsible, […***…], for the establishment of such laboratories and all Regulatory Approvals necessary for the establishment and operation of such laboratory(ies). Without limiting the foregoing, the Parties expressly acknowledge that FMI may choose to work with […***…].

Unless otherwise expressly agreed by the Parties, data and final analysis, including medical curation and report generation will be conducted by FMI.  Final reports for the First Year Products will be provided from FMI in English or in the local language, to the extent requested by Roche and agreed to by FMI.  If FMI is unable to provide local sequencing on the timeline set forth in this Section 7.4.2.3, or if FMI is unable to provide the NGS sequencing necessary to meet Roche’s commercial requirements for a period of […***…], then the JOC shall meet to determine a plan for improving such performance and the JOC will monitor the implementation and effectiveness of such plan, and FMI will provide reasonable support, with a goal of ensuring ongoing access to sufficient local sequencing, which may include Roche (itself or with or through a Third Party acceptable to FMI) performing such local sequencing in a manner approved by FMI that meets FMI’s requirements for performing subsequent Service Activities.

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7.5	Branding and Pricing

Product branding and corporate-level branding will be discussed and agreed to at the JOC. The Parties will discuss at the JOC a […***…] in the Territory (the “[…***…]”). Unless otherwise expressly agreed by the Parties, the list price for each Product in the Territory will be equal to or greater than the […***…] for such Product.

7.6	Product Promotional Materials and Promotional Obligations

The Parties will collaborate and coordinate around development of any promotional or educational materials to be utilized for Products in the Territory leveraging FMI’s existing materials.

Roche shall be responsible for the preparation of all product promotional material for use with the Products by Roche in the Territory. All such Product promotional material shall be consistent with reasonable brand and Product guidelines provided to Roche by FMI. Any Product promotional materials not consistent with such approved guidelines shall be subject to review and approval by FMI. Notwithstanding the foregoing, any Product promotional guidelines and materials approved by FMI to be used by Roche will be subject to final review and approval by Roche.

To the extent permitted by Applicable Law, Roche’s sales and commercial representatives who promote Roche therapeutics shall be permitted to promote F1CDx, provided, for the avoidance of doubt, that this shall not relieve Roche of its obligation to maintain a Dedicated Sales Force as provided herein.

7.7	F1CDx Report

The content of the F1CDx report generated for any customers, whether in paper or electronic format (the “F1CDx Report”), shall contain the following:

(a)

in a Regulated Market: (i) a section reviewed and approved by the applicable Regulatory Authority, including any companion diagnostic claims and associated approved therapies (the “Regulated Claims”); and (ii) a section describing professional services, including variants, associated therapies, and clinical trials, based on the professional services section used in the United States (the “Professional Services”).  For clarity, the F1CDx Report in a Regulated Market will be developed based on the requirements of the applicable Regulatory Authority.

(b)	in a Non-Regulated Market: the Professional Services section only. For clarity, the F1CDx Report in a Non-Regulated Market shall not include a Regulated Claims section.

If (i) required by the applicable Regulatory Authority for a country in which Roche Commercially Launches F1CDx or (ii) FMI otherwise elects to, FMI will generate an F1CDx Report that only includes Regulated Claims as approved in such country, subject to Roche providing localized content on approved companion diagnostics and approved therapies in the English language as set forth below.  All of FMI’s expenses and internal FTE costs (based on the then-current FTE Rate pursuant to the Collaboration Agreement) to develop, implement and maintain the Regulated Claims section of the F1CDx Report with localized reporting in a given country in the Territory will be borne […***…] by Roche and […***…] by FMI, as such country is a Regulated Market.

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If (a) requested by Roche and approved by FMI or (b) FMI otherwise elects to, FMI will localize, in accordance with the “in scope” localization provisions set forth on Appendix 7.7, the Professional Services section, and if applicable (according to the preceding paragraph in this Section 7.7), the Regulated Claims section, of the F1CDx Report to generate a report with localized content including approved therapies.  In such event, Roche will, at its cost, provide localized content in the English language, and FMI will implement the localized reporting of the Professional Services section, and if applicable (according to the preceding paragraph in this Section 7.7), the Regulated Claims section.  All of FMI’s expenses and internal FTE costs (based on the then-current FTE Rate pursuant to the Collaboration Agreement) to develop, implement and maintain such localized reporting in a given country in the Territory (i) will be shared equally be FMI and Roche if such country is a Non-Regulated Market and (ii) will be borne […***…] by Roche and […***…] by FMI if such country is a Regulated Market. If the applicable Regulatory Authority in a Regulated Market requires a localized Professional Services section, and such requirement will have a material adverse impact on Roche (other than on account of competitive products being developed or becoming available in a given market), then FMI and Roche shall discuss in good faith an alternative plan.

If neither Roche nor FMI elects to localize the F1CDx Report content on approved therapies in a given country, FMI will provide to Roche a copy of the then-current US version of the F1CDx Report template.

Roche shall be solely responsible for providing FMI with any F1CDx Report localized content on approved companion diagnostics and approved therapies in the English language.   Subject to Applicable Law, Roche, in its sole discretion, may perform translation of parts of, or the whole, F1CDx Report into local languages, and Roche will be required to perform such translation into local languages to the extent required by Applicable Law or a Regulatory Authority. Roche will be responsible and liable for (i) ensuring the accuracy and completeness of any localized content provided in English to FMI and any translation of the F1CDx Report into the local language, and (ii) all cost associated with providing such content and translation.  If Roche, in its sole discretion, elects to, or is required to, provide a translation (into the local language) of the F1CDx Report to customers, Roche must also provide a copy of the version in the English language to the customers, unless the same would be prohibited by Applicable Law.

8.	Payment
8.1	General

Except as otherwise expressly provided for in this Agreement, each Party shall bear its own costs, expenses, and fees for its activities under this Agreement, including without limitation, costs incurred in connection with the Tactical Plans.  For clarity, all costs, expenses, and fees (including any costs incurred with Third Parties and any internal FTE costs), relating to F1CDx incurred prior to the Restatement Date shall be borne by the Party that incurred such costs, expenses, and fees.

8.2	Costs of Services
8.2.1	FMI Service Costs

For each Product sold in the Territory, if FMI provides Service Activities for such Product at FMI’s laboratories and facilities in the United States, Roche will pay FMI […***…] (collectively the “Global Cost”) […***…] (collectively, the “Global Test Fixed Fee”). The Global Test Fixed Fee for a Product will be calculated on a trailing […***…] basis, and the Global Test Fixed Fee and calculation shall be provided to Roche within […***…] after each […***…] in the Agreement Term, based on the Global Test Fixed Fee as determined from the preceding […***…] and […***…] during the Agreement Term, subject to audit by Roche in accordance with Article 11.

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For each Product sold in the Territory, if FMI provides initial sequencing in laboratories and facilities outside of the US, Roche will pay FMI […***…] (collectively, the “Local Cost”), […***…], and (ii) […***…] (collectively, the “US Cost”), […***…] (clause (i) and clause (ii), collectively, the “Local Test Fixed Fee”). The Local Test Fixed Fee for a Product will be calculated on a trailing […***…] basis, and the Local Test Fixed Fee and calculation shall be provided to Roche within fifteen (15) days after each […***…] in the Agreement Term, based on the Local Test Fixed Fee as determined from the preceding […***…] and […***…] during the Agreement Term, subject to audit by Roche in accordance with Article 11.

FMI will submit invoices on a […***…] basis, and Roche shall pay all Global Test Fixed Fees and Local Test Fixed Fees within […***…] following Roche’s receipt of an invoice for such fees.

8.2.2	Third Party Service Costs

FMI may have all or part of the Service Activities for Products in the Territory performed by a Third Party, subject to the terms and conditions for Third Parties set forth in Section 7.4.2.3(NGS Sequencing and Supply of Products and Service Activities) or as otherwise agreed to in writing by Roche. In the event that all or part of the Service Activities are performed by a Third Party, Roche shall reimburse FMI for the amount paid by FMI to such Third Party for such Service Activities (the “Third Party Test Fee”), provided that (i) such Third Party Test Fees are negotiated in good faith and at arms’ length with no benefits being given to FMI to the advantage or FMI, its Affiliates, sublicensees or customers that cause a disadvantage or do not similarly benefit the Roche Group and its customers and (ii) […***…].

Roche shall pay all Third Party Test Fees within […***…] following Roche’s receipt of an invoice for such fees.

8.3	Royalty Payments and Sales Milestones
8.3.1	Royalty Term

Royalties shall be payable by Roche on […***…] of Products on an aggregated basis for all Products commencing on the first commercial sale of a Product and continuing for so long as Roche is selling any Product (“Royalty Term”).

8.3.2	Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate […***…] of Products in the Territory, on an incremental basis, as follows:

[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

For example, if […***…] of Products in the Territory on an aggregated basis, for the first […***…] in a given […***…], is […***…]:

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[…***…]

If then in the […***…] of such […***…], the […***…] of     Products […***…] is […***…] for such […***…] thus far[…***…]:

[…***…]

For the purpose of calculating royalties of a Product, […***…] and the royalty rates shall be subject to the following adjustments, as applicable.

8.3.2.1	Virtual […***…]

If the Sales of a given Product anywhere in the Territory (excluding any countries in the Territory as otherwise mutually agreed to by the Parties) is below […***…] per unit for such Product, then the Gross Margin for such units of Product shall be calculated by Roche Region (as described below) […***…] (the “Virtual Gross Margin Calculation”).

For purposes of determining the Virtual Gross Margin Calculation, the aggregate Sales of each Product in the Territory (excluding any countries in the Territory as otherwise mutually agreed to by the Parties) on a Calendar Quarter basis shall be calculated on a regional basis as the greater of: […***…].  The Virtual Gross Margin Calculation shall be calculated on a Roche Region by Roche Region basis.

8.3.3	Third Party Payments

In the event that it is necessary for Roche to obtain a license from a Third Party for Third Party intellectual property rights to use or sell the Product in the Territory following the Effective Date, Roche shall have the right to deduct […***…] of any consideration actually paid to such Third Party for such license from the royalties otherwise due and payable by Roche to FMI under this Section 8.3; provided, however, that in no case shall such reduction lower the amount of royalties otherwise payable under this Section 8.3 by more than […***…].

8.3.4	Sales Milestones

Roche will pay a one-time, non-refundable, non-creditable sales milestone payment of […***…] to FMI the first time the aggregate annual Gross Margin of […***…] in a given Calendar Year first reach […***…]. […***…].

8.3.5	Collaboration Products

The financial terms for each Product, […***…] that is a Collaboration Product (including royalty rates and sales milestone payments), and the diligence obligations for any such Product (including Commercial Launch obligations and Minimum Revenue Requirements) must be mutually agreed to in writing by the Parties, taking into consideration the relative contributions made by each Party to the development of such Product, before such Product is included in this Agreement. Following FMI’s decision to Commercially Launch a Collaboration Product (other than FACT or F1CDx) in any country in the Territory, FMI shall provide written notice to Roche, and if the Parties cannot agree to terms and conditions for the inclusion of such Collaboration Product as a Product in this Agreement within […***…] (the “Initial Discussion Period”), then the Parties shall each select an independent Third Party expert who is neutral, disinterested and impartial, and has significant relevant experience in the development and commercialization of pharmaceutical products (the “Expert”). Each Expert will within […***…] select a […***…] Expert

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to form a panel of […***…] Experts (“Panel”). The date on which such Panel is in place will be the “Arbitration Commencement Date.” Each Party shall, within […***…] following the Arbitration Commencement Date, prepare and deliver to both the Panel and the other Party its proposed financial terms (including royalty rates and sales milestone payments) and diligence obligations (including initial launch and minimum revenue requirements) (collectively, the “Arbitration Offer”) to resolve the disputed matter for such Product and a memorandum (the “Supporting Memorandum”) in support thereof; provided that such Arbitration Offer shall be on the same or substantially similar terms as the last offer made by such Party to the other Party during the Initial Discussion Period. The Panel will also be provided with a copy of this Agreement. Within […***…] after receipt of the other Party’s Supporting Memorandum, each Party may submit to the Panel (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms. Neither Party may have communications (either written or oral) with the Panel other than for the sole purpose of engaging the Panel or as expressly permitted in this Section 8.3.5. Within […***…] after the Panel’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal, if earlier), the Panel will select, between the proposals provided by the Parties, the proposal that the Panel believes most accurately reflects an equitable result for FMI and Roche (the “Selected Agreement”). The Panel shall not have the authority to modify a proposal initially submitted by a Party. The decision of the Panel shall be the sole, exclusive and binding remedy and the Selected Agreement shall become a binding and enforceable agreement between the Parties. The Panel will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching a decision regarding the dispute at issue. The Experts’ fees and expenses will be paid by the Party whose proposal is not selected by the Panel. Each Party will bear and pay its own expenses incurred in connection with any proceedings under this Section 8.3.5.

8.3.6	Penalty Payments

Roche shall pay fees due to FMI pursuant to Sections 6.1.2.4 (Regulatory Partner), 7.3.1 (F1CDx Initial Launch Plan), and 7.3.2 (Subsequent Claim Filings and Non-Regulated Updates) (each, a “Penalty Payment”), if any, within […***…] following Roche’s receipt of an invoice therefor.

8.3.7	Other Payments

FMI shall provide Roche with monthly invoices for any amounts that Roche owes FMI pursuant to Section 7.7 (F1CDx Report), together with supporting documentation outlining FMI’s costs and fees incurred in connection therewith, and Roche shall pay FMI such amounts within […***…] following Roche’s receipt of an invoice for such amounts.

Roche shall provide FMI with monthly invoices for Roche Regulatory Support for each country in which Roche is the Regulatory Partner, together with supporting documentation outlining the Roche actual FTE rate, and FMI shall pay Roche such amounts within […***…] following FMI’s receipt of an invoice for such amounts.

Each Party shall provide the other Party with monthly invoices for payments owed pursuant to Section 6.1.2.1, together with supporting documentation outlining the full amount that such Party incurred in accordance with Section 6.1.2.1 in making the Initial Filing in any Regulated Market.  Each Party shall pay the invoiced amounts within […***…] following its receipt of each invoice.

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8.4	Disclosure of Payments

Each Party acknowledges that the other Party may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law.

9.	Accounting and Reporting
9.1	Timing of Payments

Roche shall calculate royalties […***…] (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the […***…] after the end of each Accounting Period in which such Net Sales occur.

9.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at […***…] points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

9.3	Method of Payment

Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US Dollars (the “Payment Currency”) to account(s) designated by FMI.

9.4	Currency Conversion

When calculating the Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into […***…] and then into the Payment Currency using […***…].

9.5	Reporting

With each payment, Roche shall provide FMI in writing for the relevant […***…] on an aggregated basis for all Products, and thereafter on a Product-by-Product basis, the following information:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

10.	Taxes

FMI shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to FMI under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to FMI, then Roche shall promptly pay such tax, levy or charge for and on behalf of FMI to the proper governmental authority, and shall promptly furnish FMI with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due FMI or be promptly reimbursed by FMI if no further payments are due to FMI. Each Party agrees to

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reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

11.	Auditing
11.1	Right to Audit

In addition to the audit rights set forth in Article 5 (Supply) and Section 6.1.2.3 (Firewall), each Party shall keep, and shall require its Affiliates and sublicensees/Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts payable under this Agreement, such as with respect to royalties in the case of Roche and Cost of Services in the case of FMI. Such books of accounts shall be kept at their principal place of business. At the expense of the auditing Party, the auditing Party shall have the right to engage an independent public accountant from a major, internationally recognized accounting firm, to perform, on behalf of the auditing Party an audit of such books and records of the audited Party and its Affiliates, its licensees and sublicensees/Sublicensees, that are deemed necessary by the auditing Party’s independent public accountant for the period or periods requested by auditing Party and the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least […***…] prior written notice from the auditing Party, such audit shall be conducted in the countries specifically requested by the auditing Party, during regular business hours in such a manner as to not unnecessarily interfere with the audited Party’s normal business activities, and shall be limited to results in the […***…] prior to audit notification.

Such audit shall not be performed more frequently than […***…] nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying statements, shall be treated as the audited Party’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than […***…] after completion of an audit hereof, if an audit has been requested; nor more than […***…] from the end of the Calendar Year to which each shall pertain; nor more than […***…] after the date of termination of this Agreement.

11.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the Agreement. The auditors shall share all draft audit reports with the audited Party before the draft report is shared with the auditing Party and before the final document is issued.  The final audit report, if any, shall be shared with the audited Party at the same time it is shared with the auditing Party.

11.3	Over-or Underpayment

If the audit reveals an overpayment, such overpayment shall be credited against future payments owed by Roche for the amount of the overpayment or, if no further payments are owed by Roche, then FMI shall reimburse Roche for the amount of the overpayment within […***…]. If the audit reveals an underpayment, Roche shall make up such underpayment with the next payment or, if no further payments are owed by Roche, Roche shall reimburse FMI for the amount of the underpayment within […***…]. The audited Party shall pay for the audit costs if the underpayment/over receipt of the audited Party exceeds […***…] of the aggregate amount of

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payments owed with regard to the statements subject of the audit. Section 9.2 shall apply to this Section 11.3.

11.4	Duration of Audit Rights

The failure of FMI to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Article 11 will be deemed to be acceptance of the royalty payments and reports.

12.	Intellectual Property
12.1	Ownership of Inventions

Ownership of Inventions shall be as set forth in the Collaboration Agreement.

12.2	Trademarks and Labeling

The Parties shall attempt to use a uniform global trademark and logo for the Product; provided, that each Party may use its own trademarks and housemarks as it selects to promote the sale of the Product in the FMI Territory, with respect to FMI, and the Territory, with respect to Roche (collectively, excluding the housemarks, the “Product Trademarks”). The Parties shall agree on at least […***…] Product Trademarks for each Product, with […***…] of the trademarks being the global trademark and the other(s) being trademarks to be held in reserve in case the global trademark cannot be used in […***…] or more countries. The placement and size of a Party’s housemarks relative to Product Trademarks shall be approved by the JOC. Excluding the Roche housemarks, FMI shall own any global Product Trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of such global Product Trademarks.

Roche shall own its trademarks, including the Roche trademark and hexagon, and may use the Roche trademarks in connection with the Product as set forth in this Section. FMI shall not file any identical registrations or other filings in respect of any such housemarks owned by Roche. FMI shall own its housemark and any trademark it selects to promote the sale of the Product in the FMI Territory. Roche shall not file any identical registrations or other filings in respect of any such trademarks and housemarks owned by FMI.

Each Party shall maintain all registrations of such Product Trademarks owned by it, and the other Party shall not file any registrations or other filings in respect of any of such Product Trademark owned by the Product Trademark owning Party without the Product Trademark owning Party’s prior written consent. FMI shall use Commercially Reasonable Efforts to obtain and maintain Product Trademarks, and the Parties will reasonably cooperate with one another to take reasonable measures to enforce oppositions and litigations in relation to the Product Trademarks.

Each Party shall use the Product Trademarks in accordance with sound trademark and trade name usage principles and in accordance with all Applicable Law as reasonably necessary to maintain the validity and enforceability of the Product Trademarks. Each Party recognizes that the trademarks owned by the other Party represents a valuable asset of such other Party, and that substantial recognition and goodwill are associated with such name, logo, and trademarks. Each Party hereby agrees that, without prior written authorization of the other Party or as specifically permitted in this Agreement, it shall not use such other Party’s trademarks for any purpose.

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Each Party shall have the right to police its own trademarks and enforce its own trademarks. Each Party shall have the right to audit the other Party, its Affiliates, sublicensees/Sublicensees and contractors to ensure the quality of the Products to which the trademark is associated.

In the event either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement.

12.3	Prosecution of Patent Rights

Patent Rights shall be prosecuted as set forth in the Collaboration Agreement.

12.4	Patent Coordination Team

The JPT as defined in the Collaboration Agreement will address all issues related to Patent Rights.

12.5	Infringement

Infringement shall be addressed as set forth in the Collaboration Agreement. However, if Roche is commercializing a Product in a particular country in the Territory, then Roche shall have the first right to enforce Patent Rights in such country in the Territory.

12.6	Defense

If an action for infringement is commenced against either Party, its licensees or its sublicensees/Sublicensees, the provisions of the Collaboration Agreement shall apply.

12.7	Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the activities under this Agreement. Accordingly, the provisions of the Collaboration Agreement shall apply in this regard.

13.	Representations and Warranties
13.1	FMI Representations and Warranties
13.1.1	Safety Data

FMI warrants and represents that it has, and covenants that it will, continue to disclose to Roche as soon as possible during the Agreement Term (i) the results of all preclinical testing and human clinical testing Controlled by FMI relating to any Product and (ii) all information in its Control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to any Product.

13.1.2	Third Party Patent Rights

FMI warrants and represents that, as of the Effective Date, it has no knowledge of the existence of any patent or patent application owned by or licensed to any Third Party that could prevent Roche from making, having made, using, offering for sale, selling or importing Product in the Territory.

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13.1.3	Ownership of Patent Rights

As of the Effective Date and the Restatement Date, FMI warrants and represents that it is the exclusive owner of all right, title and interest in, or is the exclusive licensee of, the FMI Patent Rights in the Territory relating to the use, sale, offer for sale, import, or export of the Products in the Territory.

13.1.4	Ownership of Trademarks

Subject to the licenses granted to Roche pursuant to Sections 2.1.1 and 2.1.3, FMI warrants and represents that it is the exclusive owner of all right, title and interest in, or is the exclusive licensee of the trademarks for the Products in the Territory.

13.1.5	Inventors

FMI warrants and represents that for the inventors of the Inventions disclosed and/or claimed in the disclosed FMI Patent Rights, FMI has obtained the assignment of, or a license under, all interest and all rights or licenses thereunder with respect to the FMI Patent Rights necessary to grant the licenses granted hereunder. All of FMI’s employees, officers and consultants have executed agreements requiring assignment to FMI of all Inventions made by such individuals during the course of and as a result of their association with FMI.

13.1.6	Grants

FMI warrants and represents that to the best of FMI’s knowledge and belief, FMI has the lawful right to grant Roche and its Affiliates the rights and licenses described in this Agreement.

13.1.7	Valid Claims

As of the Effective Date, FMI warrants and represents that it is not in possession of any information that would, in its reasonable opinion, render invalid and/or unenforceable any claims in any issued patent licensed pursuant to this Agreement. FMI has no knowledge of any inventorship disputes concerning any FMI Patent Rights.

13.1.8	Ownership and Validity of Know-How

As of the Effective Date, FMI warrants and represents that FMI’s Know-How relating to Products and Service Activities is legitimately in the possession of FMI and has not been misappropriated from any Third Party, and FMI has taken reasonable measures to protect the confidentiality of its Know-How.

13.2	Mutual Representations of the Parties
13.2.1	Authorization

As of the Effective Date and the Restatement Date, each Party warrants and represents to the other Party that the execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder: (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of such Party; (iv) to the knowledge of such Party, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party or by which such Party or any of its property is bound, which violation would have a material adverse effect on the financial condition of such Party or on the ability of

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such Party to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than approvals required under the HSR Act, Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

13.2.2	No Claims

As of the Effective Date and the Restatement Date, each Party warrants and represents to the other Party that there are no claims or investigations (other than with respect to the Parties’ HSR filings), pending or threatened against such Party or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect such Party’s ability to perform its obligations hereunder.

13.2.3	No Conflict

Each Party warrants and represents that neither it nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder.

13.2.4	Activities

Each Party will perform all activities under this Agreement (i) in a professional manner, (ii) in conformance with the level or care and skill ordinarily exercised by other professional institutions in similar circumstances, and (iii) in compliance with Applicable Law.

14.	Indemnification
14.1	Indemnification by Roche

Roche shall indemnify, hold harmless and defend FMI and its Affiliates, and their respective directors, officers, employees, independent contractors and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts FMI becomes legally obligated to pay because of any claim or claims brought by a Third Party against it to the extent that such claim or claims arise out of any member of the Roche Group’s actions or inactions in connection with activities under this Agreement, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of FMI.

14.2	Indemnification by FMI

FMI shall indemnify, hold harmless and defend Roche and its Affiliates, and their respective directors, officers, employees, independent contractors and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay because of any claim or claims brought by a Third Party against it to the extent that such claim or claims arise out of FMI’s and its Affiliates’ actions or inactions in connection with activities under this Agreement, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of Roche.

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14.3	Procedure

In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim, and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

15.	Liability
15.1	Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED. FMI AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. EXCEPT IN THE CASE OF A BREACH OF ARTICLE 16, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 14, IN NO EVENT SHALL EITHER FMI OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

16.	Obligation Not to Disclose Confidential Information
16.1	Non-Use and Non-Disclosure

During the Agreement Term and for […***…] thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement. If any Confidential Information is required to be disclosed by the Receiving Party or its Affiliates to comply with a court or administrative order, the Receiving Party or its Affiliates will provide prompt notice to the Disclosing Party to enable the Disclosing Party to resist such disclosure.

16.2	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 16.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.

16.3	Press Releases

Each Party shall provide the other with a copy of any draft press release related to the activities contemplated by this Agreement at least […***…] prior to its intended publication for such other Party's review. The reviewing Party may provide the releasing Party with suggested modification to the draft press release. The releasing Party shall consider, and shall not unreasonably disregard, the reviewing Party’s suggestions in issuing its press release.

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16.4	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product in any publication or presentation:

a)

Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. The Parties shall have the right to jointly publish all studies, clinical trials and results conducted or generated in accordance with this Agreement to the extent both Parties have jointly participated in or collaborated in such clinical study or trial.  To the extent any study or clinical trial is conducted solely by Roche with no participation by FMI, Roche, in accordance with its internal policies and procedures, shall have the right to publish all such studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche, and FMI shall not publish any such studies, clinical trials or results thereof on its clinical trial registry, provided however, the Roche’s clinical trial registry can be accessed via a link from FMI’s clinical trial registry.

b)

A Party ("Publishing Party") shall provide the other Party with a copy of any proposed publication or presentation at least […***…] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies ("Publishing Notice") the Publishing Party in writing, within […***…] after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than […***…] from the date of the Publishing Notice.

16.5	Commercial Considerations

Nothing in this Agreement shall prevent a Party or its Affiliates from disclosing Confidential Information of the other Party to (i) governmental agencies to the extent required or desirable to secure government approval for the manufacture or sale of Product in the Territory, and (ii) Third Parties acting on behalf of such Party, to the extent reasonably necessary to conduct the activities contemplated by this Agreement, provided such Third Parties are bound by confidentiality and non-use obligations with respect to such information that are no less stringent than those included in this Agreement. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

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17.	Term and Termination
17.1	Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

17.2	Termination
17.2.1	Automatic Termination

This Agreement shall terminate automatically, without any notice or other action by any Party, upon the first to occur of (i) termination of the Transaction Agreement in accordance with its terms and (ii) the mutual written consent of the Parties.

17.2.2	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country or Product-by-Product basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and, if applicable, the affected countries in which, and the affected Products with respect to which, the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of […***…] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until the Parties agree or the arbitrators have determined in accordance with Section 19.3 that this Agreement was materially breached. It is understood and acknowledged that, during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.  Upon such agreement or determination of material breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then, absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in accordance with the written notice provided by the Non-Breaching Party and such termination shall be effective as of the expiration of the Peremptory Notice Period. For clarity, (a) Roche may terminate this Agreement under this Section 17.2.2 if there is a material diminution in the Quality Standards, except as permitted under Section 2.3, or if FMI is unwilling or unable to fulfill its obligations under Section 7.5.2, and (b) FMI may terminate this Agreement under this Section 17.2.2 if Roche is unwilling or unable to fulfill its obligations under Section 7.6.1 and FMI may terminate this Agreement on a country-by-country basis in the event of a Territory Revision Event. Notwithstanding the foregoing, Roche may terminate this Agreement under this Section 17.2.2 if a Material Average Delivery Time Failure or Material Performance Standards Failure occurs by providing written notice to FMI within […***…] of such Material Average Delivery Time Failure or Material Performance Standards Failure, and no cure period as provided under this Section 17.2.2 shall be applicable for such termination.

17.2.3	Insolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within […***…] after the filing thereof.

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17.2.4	Termination by Roche without a Cause

Roche shall have the right to terminate this Agreement at any time after the Initial Term on a Product-by-Product and/or country-by-country basis upon […***…] prior written notice. The effective date of termination under this Section 17.2.4 shall be the date […***…] after Roche provides such written notice to FMI.

17.3	Consequences of Termination and Expiration
17.3.1	Termination by FMI for Breach by Roche or by Roche without a Cause, or Expiration of the Agreement Term.

Upon any termination under Section 17.2.1, any termination by FMI for breach by Roche in accordance with Section 17.2.2, any termination by Roche under Section 17.2.4, any Territory Revision Event, or upon expiration of the Agreement Term, the following shall apply:

a)	The rights and licenses granted by FMI to Roche under this Agreement shall terminate in their entirety or on a country-by-country basis, as applicable, on the effective date of termination.

b)

After the effective date of termination, Roche shall, to the extent permitted by Applicable Law, assign and transfer to FMI all regulatory filings and Regulatory Approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to Product(s) in the country necessary for FMI to continue to commercialize the Product(s). All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to FMI.

c)

Roche shall assign all clinical trial agreements, to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement.

d)

FMI shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the sale of Product(s) in the country, (ii) Third Parties acting on behalf of FMI, its Affiliates or licensees, to the extent reasonably necessary for the sale of Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

17.3.2	Termination by Roche for Breach by FMI or FMI Insolvency

Upon a material breach of a material obligation under this Agreement by FMI pursuant to Section 17.2.2 or FMI’s Insolvency pursuant to Section 17.2.3, at Roche’s option, (i) Roche may seek damages via arbitration under Section 19.3 or (ii) as Roche’s exclusive remedy (other than for breach of confidentiality under Section 16) FMI shall pay to Roche either a one-time payment reflecting the value of the terminated Product(s) or a royalty on sales of such terminated Product(s) based on the royalty that Roche would have paid to FMI had the Agreement not terminated, the amount of which will be agreed to by the Parties negotiating in good faith. If the Parties cannot agree on the amount in clause (ii) above, then the determination of such amount shall be referred to a Panel in a manner analogous to that found in Section 8.3.5.

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Upon any termination by Roche for breach by FMI in accordance with Section 17.2.2 or for FMI’s insolvency in accordance with Section 17.2.3, the following shall apply:

a)

the rights and licenses granted by FMI to Roche under this Agreement shall terminate in their entirety or on a country-by-country and Product-by-Product basis, as applicable, on the effective date of termination.

b)

After the effective date of termination Roche shall, to the extent Roche has the right to do so, assign and transfer to FMI all regulatory filings and Regulatory Approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to Product(s) in the country necessary for FMI to continue to commercialize the Product(s). All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to FMI.

c)

Roche shall assign all clinical trial agreements, to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement.

d)

FMI shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the sale of Product(s) in the country, (ii) Third Parties acting on behalf of FMI, its Affiliates or licensees, to the extent reasonably necessary for the sale of Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

17.3.3	Direct License

Upon termination of this Agreement pursuant to Sections 17.2.2 or 17.2.3, with respect to any existing, permitted sublicense granted by Roche under Section 2.1.2(ii) of this Agreement (and any further sublicenses thereunder) upon the written request of Roche, (i) if the sublicense was consented to by FMI or is to Chugai, then the sublicense shall survive termination provided such Sublicensee (a) is not then in breach of its sublicense agreement and (b) such Sublicensee agrees to be bound to FMI under the terms and conditions of such sublicense agreement, and (ii) if the sublicense was not consented to by FMI, then FMI shall negotiate in good faith with the applicable Sublicensee the terms under which such sublicense shall survive such termination, provided that (a) such Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by FMI for breach by Roche, that such Sublicensee and any further sublicensees did not cause the breach that gave rise to the termination by FMI); and (b) such Sublicensee agrees to be bound to FMI under the terms and conditions of such sublicense agreement.

17.3.4	Other Obligations
17.3.4.1	Obligations Related to Ongoing Activities

Upon the effective date of termination of this Agreement, each Party (a) shall have the right to cancel all ongoing obligations as of the effective date of termination and (b) shall complete all non-cancellable obligations at its own expense.

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From the date of notice of termination until the effective date of termination, Roche and FMI shall each continue their activities, including preparatory activities, ongoing as of the date of notice of termination. However, neither Party shall be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, neither Party shall have an obligation to perform and/or complete any activities or to make any payments for performing or completing any activities after such effective date of termination under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, (a) in case of termination by FMI under Section 17.2.2 or 17.2.3 or by Roche under Section 17.2.4, upon the request of FMI, Roche shall complete any clinical studies related to the Product(s) that are being conducted by Roche for the Product(s) and are ongoing as of the effective date of termination, and (b) in case of termination by Roche under Section 17.2.2 or 17.2.3, upon the request of Roche, FMI shall complete any clinical studies related to the Product(s) that are being conducted by FMI for the Product(s) and are ongoing as of the effective date of termination; provided, however, that

(i)	both FMI and Roche in their reasonable judgment have concluded that completing any such clinical studies does not present an unreasonable risk to patient safety;

(ii)	neither Party shall have an obligation to recruit or enroll any additional patients after the effective date of termination; and

(iii)

FMI agrees to reimburse Roche for all of its development costs that incurred by or on behalf of Roche after the effective date of termination in completing such clinical studies as per subsection (a) above and Roche agrees to reimburse FMI for all of its development costs that incurred by or on behalf of Roche after the effective date of termination in completing such clinical studies as per subsection (b) above.

17.3.4.2	Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, including but not limited to supply or quality agreements, if any, but shall not cause the termination of the Related Agreements unless specifically stated in such Related Agreement.

17.3.4.3	Limitations on Grant-Backs; Transfer Expenses

For purposes of clarity, irrespective of anything to the contrary in this Agreement:

a)	All transfers and licenses from Roche to FMI or other obligations of Roche under Section 17.3 are solely with respect to Product(s).

b)

In connection with clinical trials, Roche may have collected human samples and related clinical information for additional limited research and development programs (“Samples”). Legal and contractual restrictions may apply to such Samples, in particular as Samples may qualify as personal identifiable information. FMI acknowledges and accepts that notwithstanding anything herein, Roche shall not be obliged to transfer any such Samples to FMI.

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c)	Nothing in this Agreement shall be construed as granting FMI any license under the intellectual property of Roche or its Affiliates in existence as of the Effective Date.

d)

Except with respect to termination by FMI for Roche’s breach pursuant to Section 17.2.2, FMI shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE charges based on Roche’s actual FTE Rates, not to exceed the FTE Rates set forth in the Collaboration Agreement) incurred by or on behalf of Roche for transfer of documents and materials as requested by FMI under this Article 17 (“Roche Transfer Activities”); however transfer activities corresponding to the return of material remains, data, reports, records, documents, Regulatory Filings and Regulatory Approvals originally provided by FMI to Roche (“FMI-Originated Transfer Activities”) shall be at no expense to FMI. If FMI desires Roche Transfer Activities other than FMI-Originated Transfer Activities, FMI shall make a payment to Roche of […***…] (“Minimum Transfer Payment”). The Minimum Transfer Payment shall be non-refundable, but shall be fully creditable against FMI’s reimbursement for the Roche Transfer Activities. Roche shall be under no obligation to provide Roche Transfer Activities (beyond the FMI-Originated Transfer Activities) prior to receipt of the Minimum Transfer Payment.

17.3.5	Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to FMI that are payable for sales of Product prior to the effective date of termination. Termination of this Agreement by a Party, for any reason, will release Roche from any obligation to pay royalties or make any payments to FMI that would otherwise become payable on or after the effective date of termination.

17.4	Survival

Article 1 (Definitions, to the extent necessary to interpret the Agreement), Section 6.1.2.3 (Firewall, to the extent necessary to protect Third Party information not in the public domain), Article 10 (Taxes) Article 11 (Auditing), Article 12 (Intellectual Property, to the extent relating to intellectual property existing at the time of termination), Article 14 (Indemnification, to the extent relating to claims existing at the time or termination), Article 16 (Obligation Not to Disclose Confidential Information), Section 17.3 (Consequences of Termination and Expiration, to the extent applicable), Section 17.4 (Survival), Section 19.1 (Governing Law) and Section 19.3 (Arbitration) shall survive any expiration or termination of this Agreement for any reason. Notwithstanding the foregoing, any provision of this Agreement that is intended by its very nature to survive expiration or termination of this Agreement shall also survive.

18.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by FMI to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

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19.	Miscellaneous
19.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York, US, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention on International Contracts on the Sale of Goods (the Vienna Convention).

19.2	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For FMI:CEO

For Roche:	Head of Roche Partnering or the CEO of the Roche Group in the case of Minimum Revenue Requirements.

19.3	Arbitration

Should the Parties fail to agree within […***…] after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the American Arbitration Association (“AAA”) Commercial Rules (the “AAA Arbitration Rules”) as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be New York, New York, US. The language to be used shall be English.

19.3.1	Arbitration

Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within […***…] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within […***…] of being requested to do so, the other Party shall request the AAA to make such appointment.

The arbitrators nominated by the Parties shall, within […***…] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the tribunal. Should such procedure not result in an appointment within the […***…] time limit, either Party shall be free to request the AAA to appoint the third arbitrator.

Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator.

Any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

19.3.2	Decision; Timing of Decisions

The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than […***…] from the date on which the arbitrators were appointed to the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

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The time periods set forth in the AAA Arbitration Rules shall be followed; provided, however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 19.3.2.

The Arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party's domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the arbitral tribunal from granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

In the event that any issue shall arise which is not clearly provided for in this Section 19.3, the matter shall be resolved in accordance with the AAA Arbitration Rules.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity and/or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent Rights in question.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 16 (Obligation Not to Disclose Confidential Information) shall be determined in a court of competent jurisdiction under the laws of New York, with express exclusion of its conflict of laws principles.

19.4	Assignment

Neither Party shall have the right to assign the present Agreement or any part thereof to any Third Party other than Affiliates without the prior written approval of the other Party.

19.5	Compliance with Applicable Law

Each Party shall comply with Applicable Law in conducting activities and carrying out responsibilities under this Agreement, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended, collectively hereinafter the “FCPA”) and anti-bribery laws in the countries in the Territory where Roche has its principal place of business and where it conducts activities under this Agreement.

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19.6	Debarment

Each Party represents and warrants that it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event a Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall […***…].

Each Party agrees that, to the best of its knowledge, none of its employees or agents conducting activities on its behalf under the Agreement is currently or will be during the Agreement Term, debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event a Party learns that any such employee or agent becomes so debarred, sanctioned, suspended, excluded or declared ineligible or is the subject of proceedings that may result in such debarment, sanction, suspension, exclusion or ineligibility, it will promptly so notify the other Party and will no longer allow such employee or agent to conduct activities under this Agreement.

19.7	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party's prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, FMI legal relationship to Roche under this Agreement shall be that of independent contractor.

19.8	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

19.9	Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

19.10	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

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19.11	Entire Understanding

This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, including the Original Agreement.

19.12	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

19.13	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by FMI to Roche at the following address or other address as Roche may later provide:

F. Hoffmann-La Roche Ltd

Kreditorenbuchhaltung

4070 Basel

Switzerland

19.14	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to FMI, to:	Foundation Medicine, Inc. 150 Second Street Cambridge, MA 02141 Attn: Legal Department Facsimile No.: (617) 418-2201
if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. The effective date of any notice shall be: (a) the date of the addressee’s receipt, if delivered personally, by courier, or by registered or certified mail; or (b) the date of receipt if received by 5:00 p.m. local time on a Business Day or, if not, the first Business Day after receipt, if sent by facsimile.

19.15	Subcontractors

Subject to Section 2.1.2, either Party may perform any of its obligations under this Agreement, including under the Tactical Plans, Post Approval Plans, and F1CDx Initial Launch Plans, through one or more subcontractors or consultants; provided that (i) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself, and such Party shall be liable for any act or omission of such subcontractor and consultant that is a breach of any of such Party’s obligations under this

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Agreement as though the same were a breach by such Party, and the other Party shall have the right to proceed directly against such Party without any obligation to first proceed against such subcontractor or consultant; (ii) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 16 hereof; and (iii) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Product developed in the course of performing any such work under the Tactical Plans, Post Approval Plans, and F1CDx Initial Launch Plans to the subcontracting Party. Notwithstanding the above, if the work to be done by the subcontractor or consultant is material to the performance of a Party under this Agreement, then the Party engaging such subcontractor or consultant shall seek the consent of the other Party, which consent shall not be unreasonably withheld.

19.16	Force Majeure

Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure means conditions beyond the reasonable control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

19.17	Rules of Construction

Each of the terms “including,” “include,” and “includes” as used herein shall mean including, without limiting the generality of any description preceding each such term.  As used herein, the term “day” shall mean a calendar day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Restatement Date.

Foundation Medicine, Inc.

/s/ Melanie Nallicheri
Name:	Melanie Nallicheri
Title:	CBO & Head Biopharma
Date:	February 28, 2018

F. Hoffmann-La Roche Ltd

/s/ Dr. Joerg Kazenwadel		/s/ Stefan Arnold
Name:	Dr. Joerg Kazenwadel	Name:	Stefan Arnold
Title:	Head of R&D Out-Partnering	Title:	Head Legal Pharma
Date:	February 28, 2018

***Confidential Treatment Requested***

Appendix 1.22

Existing Third Party Rights

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested***

Appendix 2.3

Product Specifications for the Initial Products as of the Effective Date

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***Confidential Treatment Requested***

Appendix 7.3.1

Countries where Roche has launched FoundationOne

as of the Restatement Date

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***Confidential Treatment Requested***

Appendix 7.7

Localization of Professional Services Section of F1CDx Report

Professional Services localization – in scope:

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Professional Services localization – not in scope:

If so requested by Roche and permitted (or required) by Applicable Law, FMI shall not be required to make any localization changes not reflected in the “in scope” list above.  For the avoidance of doubt, the Parties agree that the following services are specifically not in scope:

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***Confidential Treatment Requested***